Exhibit 10.18

Dated 24 September 2026

KREOS CAPITAL VIII (UK) LTD

and

SCANCELL HOLDINGS PLC

AGREEMENT FOR THE PROVISION OF A LOAN
FACILITY OF UP TO USD 25,000,000

Hogan Lovells Cadwalader International LLP
Atlantic House
50 Holborn Viaduct
London, EC1A 2FG

Tel: +44 (0) 20 7296 2000
Fax: +44 (0) 20 7296 2001

TABLE OF CONTENTS

Page

1	DEFINITIONS	4

2	INTERPRETATION	18

3	LOAN FACILITY	20

4	TERM	24

5	REPAYMENT AND PREPAYMENT	24

6	INTEREST	28

7	REPRESENTATIONS AND WARRANTIES	28

8	UNDERTAKINGS	33

9	EVENTS OF DEFAULT	43

10	FEES, EXPENSES AND TAXES	48

11	INDEMNITIES	50

12	RISK AND INSURANCE	51

13	CONVERSION OF THE CONVERTIBLE DEBT	52

14	RELEASE OF SECURITY	53

15	NOTICES	53

16	GENERAL	55

Schedule 1 FORM OF DRAWDOWN NOTICE	61

Schedule 2 THE OBLIGORS	65

Schedule 3 INITIAL SECURITY AND GUARANTEE DOCUMENTS	66

Schedule 4 FORM OF CONVERSION NOTICE	67

-i-

THIS AGREEMENT by and between

(1)	KREOS CAPITAL VIII (UK) LTD, a company incorporated in England and Wales under registration number 16637390 whose registered office is at 5 Churchill Place, 10th Floor, London, United Kingdom, E14 5HU (the “Lender”, which expression shall include its successors and assigns);

(2)	SCANCELL HOLDINGS PLC, a company incorporated in England and Wales under registration number 06564638 whose registered office is at Bellhouse Building Sanders Road, Oxford Science Park, Oxford, England, OX4 4GD (the “Borrower”); and

(3)	the Companies listed in Schedule 2 as the Obligors (the “Obligors”).

WHEREAS:

(A)	The Borrower wishes to borrow up to the Total Loan Facility (as defined below) and the Lender wishes to make the Total Loan Facility available to the Borrower on the terms of this agreement (this “Loan Agreement”); and

(B)	Each Obligor hereby confirms that on or about the date of this Loan Agreement it shall enter into the Initial Security and Guarantee Documents as security for the obligations of the Borrower and the Obligors under the Loan Documents.

LOAN FACILITY TERMS:

Total Loan Facility

Up to USD 25,000,000 to be drawn down as follows:

(i)        Tranche A1, in an aggregate amount up to USD 4,666,667;

(ii)       Tranche A2, in an aggregate amount up to USD 2,333,333;

(iii)      Tranche B1, in an aggregate amount up to USD 2,000,000;

(iv)      Tranche B2, in an aggregate amount up to USD 1,000,000;

(v)       Tranche C1, in an aggregate amount up to USD 3,333,333;

(vi)      Tranche C2, in an aggregate amount up to USD 1,666,667;

(vii)     Tranche D, in an aggregate amount up to USD 10,000,000,

in each case, subject to the Drawdown Conditions below.

Expiry Date

Subject to Clause 3.4, in relation to the ability to drawdown a Tranche:

(i)     Tranche A, within 10 Business Days of receipt of the Shareholder Approval;

(ii)   Tranche B, 30 June 2027;

(iii)  Tranche C, 30 June 2027; and

(iv)  Tranche D, 31 December 2027.

Advance Payments	In relation to each Tranche of the Term Debt, the repayment amount (comprising principal and interest) for the last Month of the Loan Term as set out in the relevant Repayment Schedule.
Loan Term

In relation to:

(i)     the Term Debt: the Interest Only Period followed by 24 Monthly payments, or if the Extension Condition is met in accordance with Clause 5.1(b), 18 Monthly payments, in each case, in equal instalments of principal and interest; and

(ii)    the Convertible Debt: 31 December 2030.

Transaction Fee	1.25 per cent. of the Total Loan Facility payable [***] following, and in any event within [***] Business Days of, receipt of the Shareholder Approval.
End of Loan Payments	In relation to each Tranche, 1.50 per cent. of the amount drawn down under the relevant Tranche (provided that no End of Loan Payment shall be due on the amount of Convertible Debt in the event of a Conversion).
Minimum Drawdown Amount	The lower of: (i) USD 2,500,000; and (ii) the amount of the relevant Tranche remaining available for Drawdown.

Drawdown Conditions

The Lender will only be obliged to comply with a Drawdown Notice, if the Borrower has provided written confirmation to the Lender in form and substance satisfactory to it that on the Drawdown Date LTV of the Borrower will not exceed 15%, and further:

(i)     in relation to Tranche A, the Borrower has entered into binding subscription agreements (or equivalent definitive equity commitment documentation) with one or more institutional investors and/or carried out a UK placing and retail offer for aggregate gross subscription proceeds of not less than USD 50,000,000 (the “Minimum Equity”);

(ii)    in relation to Tranche B:

A.    Tranche A has been drawn in full; and

B.     the Borrower has received aggregate net cash proceeds from the Fundraising of not less than the Minimum Equity;

(iii)       in relation to Tranche C:

A.   Tranche B has been drawn in full; and

B.    the Borrower has opened its first clinical site and is operationally ready to formally start patient recruitment having received all necessary regulatory and other approvals related thereto; and

(iv)       in relation to Tranche D:

A.    Tranche C has been drawn in full; and

B.     the Borrower has:

i.       raised cumulative equity funding of at least USD 75,000,000 (inclusive of proceeds used to satisfy paragraphs (ii) and (iii) above); and

ii.     received a minimum USD 10,000,000 equity investment from a specialist, institutional, life sciences investor satisfactory to the lender (acting reasonably) (the “Specialist Investor Condition”).

1	DEFINITIONS

In this Loan Agreement, including the recitals set out above, unless otherwise defined:

1.1	“Accounting Principles” means generally accepted accounting principles in the United Kingdom, including IFRS.

1.2	“Advance Payment” has the meaning given in Clause 5.3 and is in the amount set forth in the Loan Facility Terms;

1.3	“Affiliate” means, in relation to any person, (i) any other person directly or indirectly owned by or controlled by or is under common control with such person including subsidiaries; (ii) any person that directly or indirectly owns or controls such person including holding companies; or (iii) the limited and general partners of such person and the limited and general partners of, and any person or entity controlling (either directly or through an entity controlled by such person or entity), such limited or general partners; or (iv) any other person managed by the same management company of such person;

1.4	“Anti-Corruption Laws” means the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1977 and/or any other applicable law or other similar legislation in other jurisdictions to which a member of the Group is subject which prohibits the conferring of any gift, payment, or other benefit in each case as amended, re-enacted, consolidated or replaced;

1.5	“Anti-Money Laundering Laws” means any and all laws applicable to the Borrower or any other Group Company from time to time concerning or relating to terrorism financing or money laundering;

1.6	“Applicable Interest Rate” means the Cash Pay Interest Rate and the PIK Interest Rate;

1.7	“Assignee” has the meaning given in Clause 16.6;

1.8	“Banking Entity” means:

(a)	an “insured depository institution” (as defined in 12 U.S.C. Section 1813(c)(2) as it may be amended or supplemented from time to time or any successor provision), a “bank” (as defined in 12 U.S.C. Section 1841(c), as it may be amended or supplemented from time to time or any successor provision), a “savings association” (as defined in 12 U.S.C. Section 1467a(a)(1)(A) as it may be amended or supplemented from time to time or any successor provision), a trust company, a credit union, a credit card bank, an industrial loan company, or any other banking institution organised under the laws of the United States or any political subdivision thereof;

(b)	any foreign bank (as defined in 12 U.S.C. Section 3101(7) as it may be amended or supplemented from time to time or any successor provision) or “foreign banking organization” (as defined in 12 C.F.R. Section 211.21(o) as it may be amended or supplemented from time to time or any successor provision);

(c)	any “bank holding company” (as defined in 12 U.S.C. Section 1841(a) as it may be amended or supplemented from time to time or any successor provision), any “savings and loan holding company” (as defined in 12 U.S.C. Section 1467a(a)(1)(D) as it may be amended or supplemented from time to time or any successor provision) or any other company that controls (within the meaning of the Bank Holding Company Act of 1956, the Savings and Loan Holding Company Act or the International Banking Act or the regulations thereunder) any entity described in clauses (a) or (b) above;

(d)	any “nonbank financial company supervised by the Board of Governors” as defined in Section 102 of the Dodd-Frank Act (as it may be amended or supplemented from time to time or any successor provision); or

(e)	any “banking entity” as defined in for purposes of Section 13(h) of the Bank Holding Company Act of 1956 (as it may be amended or supplemented from time to time or any successor provision) and any implementing regulations, other than a banking entity that is not an insured depository institution, a company that controls an insured depository institution or a company that is treated as a bank holding company for purposes of Section 8 of the International Banking Act of 1978, as amended, if such entity would remain a “banking entity” following the Partnership’s acquisition of securities in, and/or the Partnership assuming control or a controlling influence over, such entity;

1.9	“Broker Dealer Entity” means any entity that is registered pursuant to Section 15 of the Securities Exchange Act of 1934 and a member of FINRA;

1.10	“Budget” has the meaning given in Clause 8.1(o);

1.11	“Business Day” means any day on which banks are generally open for business in London other than a Saturday or Sunday;

1.12	“Cash Burn” means, in respect of the relevant period, the amount by which the cash of the Borrower has decreased during that period, calculated as the sum of operating expenses, capital expenditures, debt service payments, and any other cash outflows, less cash inflows from operating activities, excluding any equity or debt financing proceeds;

1.13	“Cash Pay Interest Rate” has the meaning given in Clause 6.2;

1.14	“Change of Control” means, without limitation, any of the following events (whether in one or in a series of related transactions): (i) merger, consolidation or reorganisation of a Group Company with or into any person other than a Group Company, other than pursuant to the Reverse Merger; (ii) the sale of all or substantially all the assets of the Group; (iii) any person or group of persons acting in concert that is not a controlling shareholder as of the date of this Loan Agreement becomes a controlling shareholder of the Borrower following the date of this Loan Agreement; (iv) the sale or issue of shares or securities of the Borrower prior to satisfaction of the Specialist Investor Condition, which would result in [***] holding less than [***] per cent of the issued share capital of the Borrower (including in the form of non-voting ordinary shares); (v) the exclusive license of all or a material portion of the Intellectual Property of the Group to any other entity or person, other than a Group Company;

For the purposes of this Clause 1.14:

“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Borrower; and

“controlling shareholder” means any person or persons who (A) have the power (by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than [***]% of the maximum number of votes that might be cast at a general meeting of the Borrower or (B) hold beneficially more than [***]% of the issued share capital of the Borrower, provided that, [***].

1.15	“Charged Assets” means the assets and undertaking of an Obligor charged or to be charged to the Lender from time to time pursuant to the Security Documents;

1.16	“Clean-Up Default” means an Event of Default under paragraph (c) (as a result of a breach of a Clean-Up Undertaking) or paragraph (d) (as a result of a misrepresentation with respect to a Clean-Up Representation) of Clause 9.1 (Events of Default).

1.17	“Clean-Up Period” means the period beginning on the date the Reverse Merger is completed in accordance with its terms and ending on the date falling 60 days thereafter.

1.18	“Clean-Up Representation” means any of the representations and warranties under paragraphs (c), (g), (h), (p), (r), (s), (t), (x), (y), (z), (aa), (bb), or (ll) of Clause 7 (Representations And Warranties).

1.19	“Clean-Up Undertaking” means any of the undertakings specified in paragraphs (d), (e), (f), (w), (y), (z), (dd), (ff), (hh), (ii), (rr) and (uu) of Clause 8 (Undertakings) provided that in respect of paragraphs (f), (w), (y), (z), and (hh) the aggregate principal amount of any Financial Indebtedness incurred, outstanding or the subject of any Security Interest does not exceed £[***] at any time (except for any Permitted Financial Indebtedness or Permitted Security Interests);

1.20	“CLNs” means the nil rate unsecured convertible loan notes of the Borrower with an outstanding principal amount of £1,747,106, constituted pursuant to a loan note instrument dated 12 August 2020 (as amended and restated from time to time) and the three per cent unsecured convertible loan notes with an outstanding principal amount of £16,450,748, constituted pursuant to a loan note instrument dated 10 November 2020 (as amended and restated from time to time), all of which are currently held by the Redmile Funds;

1.21	“Closing Date” means the date on which the Lender notifies the Borrower (which it shall do [***]) that is has received all of the documents and other evidence listed in Clause 3.5 in form and substance satisfactory to it.

1.22	“Code” has the meaning given in Clause 16.7;

1.23	“Companies Registrar” means the Registrar of Companies in England and Wales;

1.24	“Competitor” means a person who directly competes to a material extent with the main business of the Borrower;

1.25	“Confidential Information” means all information relating to any Group Company, the Loan Documents or a Loan of which the Lender becomes aware or which the Lender receives in its capacity as the Lender from any member of the Group or any of its advisers in whatever form but excludes information that: (i) is or becomes public information other than as a direct or indirect result of any breach by the Lender of this Loan Agreement; (ii) is identified in writing at the time of delivery as non-confidential by any Group Company or any of its advisers; or (iii) is known by the Lender before the date the information is disclosed to it or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

1.26	“Contractual Currency” has the meaning given to it in Clause 5.2;

1.27	“Conversion” has the meaning given to it in Clause 13;

1.28	“Conversion Date” means the date on which the Conversion Shares are transferred and/or issued to the Lender;

1.29	“Conversion Loan Amount” has the meaning given to it in Clause 13.1;

1.30	“Conversion Notice” has the meaning given to it in Clause 13.1;

1.31	“Conversion Price” means an amount of 11.7 pence per share subject to adjustment to reflect the proposed consolidation of the Borrower’s ordinary shares to be implemented prior to completion of the Reverse Merger provided that the adjusted price per share shall be proportionately equal to 11.7 pence per share following such consolidation;

1.32	“Conversion Shares” has the meaning given to it in Clause 13.

1.33	“Convertible Debt” means Tranche A2, Tranche B2 and Tranche C2 being an aggregate principal amount of USD 5,000,000.

1.34	“Covered Foreign Person” means a ‘covered foreign person’ as defined in 31 C.F.R. Part 850 – Provisions Pertaining to U.S. Investments in Certain National Security Technologies and Products in Countries of Concern under the final regulations issued by the U.S. Department of the Treasury pursuant to the Outbound Investment Security Program;

1.35	“Default” means an Event of Default or any event or circumstance specified in Clause 9 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Loan Documents or any combination of the foregoing) be an Event of Default;

1.36	“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions (which shall include, without limitation, as at the date of this Loan Agreement Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic) broadly restricting or prohibiting dealings in or involving such country or territory;

1.37	“Dispute” has the meaning given to it in Clause 16.21;

1.38	“Distressed Fund” means any fund or financial institution which has as its investment strategy the acquisition of distressed debt for the purposes of actively managing that debt holding to obtain ownership of equity of the relevant borrower (save that, for the avoidance of doubt, this does not include in either case, any persons whose affiliates’ distressed debt activities are managed independently of it and operates behind customary information barriers);

1.39	“Drawdown” means the drawdown of a Tranche;

1.40	“Drawdown Account” means the following bank account in the name of the Borrower: [***];

1.41	“Drawdown Conditions” means the conditions set out under the heading ‘Drawdown Conditions’ as set forth in the Loan Facility Terms;

1.42	“Drawdown Date” means, subject to Clauses 3.2(a) and 3.2(b), the date specified by the Borrower in the relevant Drawdown Notice or as may be otherwise agreed in writing by the Borrower and the Lender;

1.43	“Drawdown Notice” means a drawdown notice served in accordance with Clause 3.2 in the form attached to this Loan Agreement as Schedule A (as may be amended with the prior written consent of the Lender);

1.44	“End of Loan Payment” means the End of Loan Payment in the amount set forth in the Loan Facility Terms;

1.45	“Environmental Law” means any applicable law or regulation which relates to the pollution of protection of the environment, the conditions of the workplace or the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the environment including, without limitation, any waste;

1.46	“Equity Financing” means a fundraising by the Borrower through the issue of shares, loan stock or other securities or instruments (including securities or instruments convertible into, or carrying the right to subscribe for, shares);

1.47	“Event of Default” means any of the events or circumstances described in Clause 9;

1.48	“Expiry Date” means the relevant date(s) in relation to the ability to draw down a Tranche set forth in the Loan Facility Terms;

1.49	“Extension Condition” means the Borrower has raised a cumulative USD 100,000,000 of equity (inclusive of the Equity Financing undertaken pursuant to the Fundraising prior to the date of this Loan Agreement);

1.50	“Finance Lease” means any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability but excluding any operating lease which is or would be treated as an operating lease in accordance with Accounting Principles prior to the implementation of IFRS16;

1.51	“Financial Indebtedness” means any indebtedness for or in respect of: (i) monies borrowed and debit balances at banks or other financial institutions; (ii) Finance Leases; (iii) receivables sold or discounted; (iv) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures loan stock or any similar instrument; (v) the marked to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price; (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution; (vii) any acceptance under any acceptance credit or bill discounting facility, (viii) any amount of any liability under an advance or deferred purchase agreement if the primary reason is to raise finance or to finance an acquisition or construction of the asset or service in question or the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply (ix) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the expiry of the Loan Term; (x) other transactions or arrangements having the commercial effect of borrowing; and (xi) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (x);

1.52	“Financial Statements” means, in relation to the Borrower, the audited consolidated financial statements of the Group for the period ended 30 April 2025;

1.53	“Fundraising” means (i) a private placement of shares in the Borrower pursuant to Section 4(a)(2) of the U.S. Securities Act of 1933; and (ii) a UK placing and retail offer of shares in the Borrower;

1.54	“Group” means the Borrower and its direct and indirect subsidiaries (if any) from time to time;

1.55	“Group Company” means any member of the Group;

1.56	“Increased Cost” means (i) a reduction in the rate of return from the Loan Facility or on the Lender’s overall capital, (ii) an additional or increased cost; or (iii) a reduction of any amount due and payable under any Loan Document, which is incurred or suffered by the Lender or any of its Affiliates under limb (i) or (ii) of that definition to the extent that it is attributable to the Lender having entered into any Loan or funding or performing its obligations under any Loan Document;

1.57	“Initial Security and Guarantee Documents” means the documents listed in Schedule B and dated on or about the date of this Loan Agreement;

1.58	“Intellectual Property” means copyrights and related rights (including, without limitation, rights in computer software), patents, supplementary protection certificates, utility models, trade marks, trade names, service marks, domain name registrations, registered and unregistered rights in designs, database rights, semi-conductor topography rights, plant variety rights, rights protectable by the law of passing off or by laws against unfair competition, rights in undisclosed or confidential information (such as know how, trade secrets and inventions (whether patentable or not)), and other similar intellectual property rights (whether registered or not) and applications for such rights as may exist anywhere in the world;

1.59	“Interest Only Period” means the first 18 Months after the relevant Drawdown Date or, if the Extension Condition is satisfied, 24 Months after the relevant Drawdown Date as further detailed in with Clause 5.1(b);

1.60	“Interim Payment” means the payment in respect of the period from each Drawdown Date (where the Drawdown Date is not the first day of a calendar month) to the First Monthly Repayment Date being the amount of interest accruing at the Applicable Interest Rate on the amount drawn down for the period from and including the Drawdown Date to the First Monthly Repayment Date;

1.61	“Investment” means any investment whether by way of loan, equity participation or otherwise howsoever by any person in another person.

1.62	“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity;

1.63	“Legal Reservations” means: (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; (b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; (c) the principle that in certain circumstances any Security Interest expressed to be granted by way of fixed charge may be re-characterised as a floating charge or any Security Interest expressed to be granted by way of assignment or assignation may be re-characterised as a charge; (d) the principle that the creation or purported creation of Security Interests over any contract or agreement which is subject to a prohibition against transfer, assignment, assignation or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take other action in relation to such contract or agreement; (e) that a court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party or may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court; (f) in relation to any Security Interest created under a Security Document on the date of this Loan Agreement, the principle that the legality, validity, binding nature or enforcement of any Security Interest under a Security Document which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under that Security Document are situated may be flawed; (g) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (h) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided in connection with the Loan Documents; and (i) similar principles, rights and defences under the laws of any Relevant Jurisdiction;

1.64	“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

1.65	“Liquidity” means cash of the Obligors which is freely available to be applied in repayment of the Loan Facility;

1.66	“Loan” means any loan to be made in accordance with the terms of this Loan Agreement;

1.67	“Loan Documents” means collectively this Loan Agreement, the Warrant Instrument, the Warrant Certificate, the Security Documents, the Subordination Agreement, the Repayment Schedule and any other agreement designated as a “Loan Document” by the Lender and the Borrower in writing from time to time;

1.68	“Loan Facility” means the loan facility set out in this Loan Agreement;

1.69	“Loan Facility Terms” means the certain terms applicable to the Loan Facility as set forth under the heading Loan Facility Terms at the beginning of this Loan Agreement;

1.70	“Loan Term” means with respect to each Tranche, the period set forth in the Loan Facility Terms (or such other period as may be agreed by the Lender and the Borrower in writing);

1.71	“LTV” means the Financial Indebtedness of the Borrower (pro forma for any proposed draw down of a Tranche) expressed as a percentage of the Market Capitalisation Value of the Borrower;

1.72	“Market Capitalisation Value” means the 15 day volume-weighted average price per ordinary share in the capital of the Borrower;

1.73	“Material Adverse Change” means, in the reasonable opinion of the Lender, (i) a material adverse change in the business, operations or financial, condition or prospects of the Group taken as a whole; (ii) a material adverse effect on the prospect of an Obligor being able to pay any portion of its payment obligations under any of the Loan Documents in full or otherwise or the ability of an Obligor to perform its material obligations under the Loan Documents; or (iii) subject to the Legal Reservations and the Perfection Requirements, a material adverse effect on the validity, legality and enforceability of any Loan Document, or the effectiveness or ranking of the Lender's Security Interests or Interest in the Charged Assets or the rights or remedies of the Lender under any of the Loan Documents; (iv) [***]; or (v) [***];

1.74	“Merger Agreement” means the “Agreement and Plan of Merger” dated 23 July 2026 and made between, the Borrower, Scancell Merger Sub, Inc and Neuphoria Therapeutics Inc.;

1.75	“Minimum Drawdown Amount” means the minimum amount permitted to be drawn down in each Tranche and is the amount set forth in the Loan Facility Terms;

1.76	“Month” and “Monthly” means, in relation to any period for the accrual of commission or fees, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month;

1.77	“Monthly Repayment Date” means the first day of a calendar month, and “First Monthly Repayment Date” shall mean the first Monthly Repayment Date being either (i) the first Drawdown Date (where the Drawdown Date is the first day of a calendar month); or (ii) the first day of the next calendar month following the first Drawdown Date (where the first Drawdown Date is not the first day of a calendar month);

1.78	“Notice” has the meaning given to it in Clause 15.1;

1.79	“Party” means a party to this Loan Agreement;

1.80	“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, notarisations, intimations, stamping and/or notifications of the Security Documents and/or the Security Interests expressed to be created under the Security Documents determined by the legal advisers to the Lender to be necessary in any relevant jurisdiction for the enforceability or production in evidence of the relevant Security Document;

1.81	“Permitted Acquisition” has the meaning given to it in paragraph (ll) of Clause 8.1 (Undertakings).

1.82	“Permitted Disposal” means a disposal which, except in the case of a disposal by one Group Company to another Group Company, is made on arm's length terms:

(a)	of cash, cash equivalents and inventory in the ordinary course of business;

(b)	non-exclusive licences and sub-licences of Intellectual Property to third parties in the normal course of business and on an arm's length basis for good and valuable considerations;

(c)	of assets (other than Intellectual Property) in exchange for other assets comparable or superior as to type, value and quality;

(d)	of worn out or obsolete equipment;

(e)	by one Obligor to another Obligor and provided that where the relevant asset is subject to a Security Interest granted by the disposing Obligor it is subject to an equivalent Security Interest granted by the acquiring Obligor;

(f)	arising as a result of a Permitted Security Interest or Permitted Investment;

(g)	of assets (other than Intellectual Property), to the extent not permitted by the preceding paragraphs, not in excess of $[***] (or its equivalent in other currencies) in aggregate in any financial year;

1.83	“Permitted Financial Indebtedness” means

(a)	the Financial Indebtedness created under the Loan Documents;

(b)	Financial Indebtedness between Obligors or between an Obligor and any of its subsidiaries to the extent permitted under Clause 8;

(c)	Financial Indebtedness of a member of the Group to another member of the Group arising as a result of any Permitted Loan;

(d)	Financial Indebtedness under the CLN, until the Redmile Conversion Date;

(e)	Financial Indebtedness under any credit card other existing banking facilities such as overdrafts facility provided to the Group provided the aggregate amount of Financial Indebtedness outstanding thereunder at any time shall not exceed $[***] (or its equivalent in other currencies);

(f)	Financial Indebtedness under Finance Leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed $[***] (or its equivalent in other currencies) in aggregate at any time when aggregated with (but without double counting) any Financial Indebtedness permitted pursuant to paragraph (i) below;

(g)	Financial Indebtedness pursuant to a Permitted Guarantee;

(h)	Financial Indebtedness incurred with the prior written consent of the Lender; or

(i)	other unsecured Financial Indebtedness not permitted by the preceding paragraphs but on normal commercial terms and in the ordinary course of its business activities, in an amount which does not exceed $[***] (or its equivalent in other currencies) in aggregate for the Group at any time when aggregated with (but without double counting) any Financial Indebtedness permitted pursuant to paragraph (f) above;

1.84	“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trade;

(b)	any performance or similar bond guaranteeing performance by a Group Company under any contract entered into in the ordinary course of trade;

(c)	any guarantee (not granted by an Obligor in favour of, or in respect of the obligations of, a Group Company that is not an Obligor) in relation to or constituting Permitted Financial Indebtedness;

(d)	any guarantee to landlords (or to third parties who have guaranteed rent obligations of a member of the Group) in respect of rent payable by a member of the Group in respect of real property used in the business of the Group in ordinary course of business;

(e)	any guarantee given in respect of the netting or set-off arrangements permitted pursuant to paragraph (e) of the definition of “Permitted Security Interests”; or

(f)	any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

1.85	“Permitted Investments” means:

(a)	under any Permitted Acquisition;

(b)	an Investment by an Obligor in Cash Equivalents;

(c)	Investments of any Obligor in the ownership of share capital in any Group Company as at the date of this Loan Agreement; and

(d)	any Investment to which the Lender has given its prior written consent;

1.71	“Permitted Loans” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	any loan arising as a result of a Permitted Investment;

(c)	any loan by an Obligor to another Obligor; and

(d)	by an Obligor to a Group Company that is not an Obligor, provided that the aggregate amount of loans outstanding at any time does not exceed $[***] (or its equivalent in other currencies).

(e)	any loan to which the Lender has given its prior written consent;

1.86	“Permitted Security Interests” means

(a)	a Security Interest provided to the Lender under this Loan Agreement or any Security Document;

(b)	Security Interests for taxes, fees, assessment or other government charges or levies, either not delinquent or overdue or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the books of the relevant member of the Group;

(c)	any Security Interest arising under any trust, retention of title, hire purchase or conditional sale arrangements or agreements having similar effect in respect of goods supplied to a member of the Group;

(d)	Security Interests arising in the ordinary course of trading in each case on standard or usual terms and not arising as a result of any default or omission by any Group Company;

(e)	Security Interests arising under general business conditions for the provision of general banking or security services or as otherwise required by the relevant bank or institution under its standard terms and conditions for operation of the relevant account or facilities provided that to the extent any such facilities constitute Financial Indebtedness, such Financial Indebtedness is permitted under the Loan Documents;

(f)	any Security Interest over or in the form of rental deposits or related to lease agreements entered into in the ordinary course of business;

(g)	any Security Interest arising as a consequence of any Finance Lease permitted pursuant to paragraph (f) of the definition of “Permitted Financial Indebtedness”; and

(h)	any Security Interest granted with the prior written consent of the Lender;

1.87	“PIK Interest” means all interest accruing and payable and to be capitalised;

1.88	“PIK Interest Rate” has the meaning given in Clause 6.3;

1.89	“Pre-Agreed Restricted Purchaser” means any of the entities listed on the Pre-Agreed Restricted Purchaser List.

1.90	“Pre-Agreed Restricted Purchaser List” means the list of entities agreed between the Lender and the Borrower and delivered to the Lender prior to the date of this Loan Agreement.

1.91	“Redmile Conversion Date” means 28 February 2027;

1.92	“Redmile Funds” means funds managed or advised by Redmile Group, LLC;

1.93	“Redmile Funds Conversion” means the conversion of all of the outstanding CLNs issued by the Borrower to the Redmile Funds into 5,986,515 restricted American Depositary Shares and/or a new class of non-voting ordinary shares in the capital of the Borrower representing 159,865,155 Ordinary Shares of the Borrower.

1.94	“Register” has the meaning given to it in Clause 16.7;

1.95	“Related Fund” in relation to a fund or account (the “first fund”), means: (i) a fund or account which is managed or advised by the same investment manager or investment adviser as the first fund; or (ii) if it is managed by a different investment manager or investment adviser, a fund or account whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund; or (iii) that investment manager or investment adviser itself, and in respect of the Lender shall include funds and accounts under management or advised by BlackRock Investment Management (UK) Limited – Private Debt – EMEA Venture and Growth Lending Group and its Affiliates and Alternative Investment Fund Managers of the Lender;

1.96	“Relevant Jurisdiction” means, in relation to a Group Company: (i) the jurisdiction under whose laws that Group Company is incorporated as at the date of this Loan Agreement; (ii) any jurisdiction where any asset subject to or intended to be subject to the Security Documents to be created by it is situated; any jurisdiction where it conducts its business; and the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it;

1.97	“Repayment Schedule” has the meaning given in Clause 5.1(a);

1.98	“Repeating Representations” means the representations set out in paragraphs (a) to (h) (inclusive), (r), (u), (v), (dd), (jj) and (mm) of clause 7.1 (Representations).

1.99	“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

1.100	“Reverse Merger” means the all-share merger in which the Borrower will acquire Neuphoria Therapeutics Inc., and upon completion the combined company shall operate as “Scancell” and apply to trade on NASDAQ under the symbol “SCLT”;

1.101	“Sanctioned Person” means, at any time, any person, organisation or vessel that is: (i) listed on a Sanctions List; (ii) a government of a Designated Jurisdiction; (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Designated Jurisdiction; (iv) located, organised, operating from, incorporated or resident in a Designated Jurisdiction; (v) any person owned or controlled by any such person or persons described in (i) - (iv) above; or (vi) otherwise a target of any Sanctions, or is acting on behalf of any of the persons listed in paragraphs (i) - (v) above, for the purposes of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of, any Sanctions;

1.102	“Sanctions” means all economic or financial sanctions, regulations, sectoral sanctions, secondary sanctions, trade embargoes or other restrictive measures enacted, implemented, imposed, administered or enforced from time to time by any Sanctions Authority;

1.103	“Sanctions Authority” means any agency or person which is duly appointed, empowered or authorised to enact, administer, implement and/or enforce Sanctions, including (without limitation): (i) the United Nations Security Council; (ii) the European Union or any of its member states; (iii) the United States government, including the United States Department of the Treasury (including the Office of Foreign Assets Control), the United States Department of State and the United States Department of Commerce; and (iv) the United Kingdom government, including HM Treasury, the Foreign, Commonwealth and Development Office and the Department for Business, Energy & Industrial Strategy, including, in each case, any successor, replacement or other governmental institution or agency of the foregoing;

1.104	“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the EU Consolidated List of Financial Sanctions Targets, the Consolidated List of Financial Sanctions Targets issued by HM Treasury, or any similar list issued or maintained and made public by any Sanctions Authority each as amended, supplemented and/or substituted from time to time;

1.105	“Security Documents” means the Initial Security and Guarantee Documents, and any other applicable document, in the agreed form, evidencing the guarantees provided and security over assets of each Obligor, or any document entered into by an Obligor creating a Security Interest, guarantee and/or indemnity in favour of the Lender or otherwise designated as a Security Document;

1.106	“Security Interest” means any mortgage, charge (whether fixed or floating, legal or equitable), pledge, lien, hypothecation, assignment by way of security or otherwise, or encumbrance or enforceable right of a third party, any other type of security interest or preferential arrangement having a similar effect to any of the foregoing or in the nature of security of any kind whatsoever and in any jurisdiction;

1.107	“Security Period” means the period commencing on the date of this Loan Agreement and ending on the date upon which the Borrower shall have indefeasibly performed all its obligations (including making all payments) under the Loan Documents and no amounts are capable of being drawn under the Loan Facility;

1.108	“Shareholder Approval” means the passing of resolutions by the Borrower’s shareholders at a general meeting to (i) disapply the cap on the directors’ borrowing powers in the Borrower’s articles of association in respect of the Loan Facility and (ii) grant the directors authority to issue the Convertible Debt and the warrants to be issued pursuant to the Warrant Instrument and disapply pre-emption rights in respect of such issuance;

1.109	“Specialist Investor Condition” has the meaning given to that term in paragraph (iv) of the Drawdown Conditions;

1.110	“Subordination Agreement” means the subordination agreement to be entered into the same date as this Loan Agreement and entered into between the Obligors and the other members of the Group;

1.111	“Taxes” means all present and future income, value added and other taxes, levies, imposts, duties, deductions, charges and withholdings in the nature of taxes (other than taxes on the profits of the Lender) whatsoever together with interest thereon and penalties with respect thereto made on or in respect thereof and “Tax” shall be construed accordingly;

1.112	“Term Debt” means the aggregate of (i) Tranche A1, Tranche B1 and Tranche C1 and (ii) Tranche D being an aggregate principal amount of USD 20,000,000.

1.113	“Total Loan Facility” means the amount set forth in the Loan Facility Terms;

1.114	“Tranche” means an amount drawn down out of the Total Loan Facility pursuant to this Loan Agreement;

1.115	“Tranche A” means together Tranche A1 and Tranche A2;

1.116	“Tranche B” means together Tranche B1 and Tranche B2;

1.117	“Tranche C” means together Tranche C1 and Tranche C2;

1.118	“Transaction Fee” means the amount set forth in the Loan Facility Terms;

1.119	“Unpaid Sum” means any sum due and payable but unpaid by any Obligor under any Loan Document;

1.120	“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (i) or (ii) above, or imposed elsewhere;

1.121	“Warrant Certificate” shall have the meaning given to such term in the Warrant Instrument; and

1.122	“Warrant Instrument” means a warrant instrument, in the agreed form, pursuant to which warrants over shares in the Borrower are to be issued by the Borrower to Kreos Capital VIII Aggregator SCSp on the first Drawdown Date under this Loan Agreement.

2	INTERPRETATION

2.1	In this Loan Agreement (unless the context requires otherwise) any reference to:

(a)	any law or legislative provision includes a reference to any subordinate legislation made under that law or legislative provision before the date of this Loan Agreement, to any modification, re-enactment or extension of that law or legislative provision made before that date and to any former law or legislative provision which it consolidated or re-enacted before that date;

(b)	any gender includes a reference to other genders and the singular includes a reference to the plural and vice versa;

(c)	a Clause or Schedule is to a clause or schedule (as the case may be) of or to this Loan Agreement;

(d)	a “person” shall be construed as including a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons or any country (or state thereof or any agency thereof);

(e)	an “amendment” includes a supplement, novation or re-enactment in writing and “amended” is to be construed accordingly;

(f)	“assets” includes present and future properties, undertakings, revenues, rights and benefits of every description;

(g)	an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

(h)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(i)	“control” shall bear the meaning set out in sections 450 and 451 of the Corporation Tax Act 2010 and “controlling interest” shall be construed accordingly;

(j)	“holding company” means, in relation to a person, any other person in respect of which it is a subsidiary;

(k)	“subsidiary” means a subsidiary company within the meaning of section 1159 of the Companies Act 2006;

(l)	this Loan Agreement (or to any specified provision of this Loan Agreement), any other document or a provision of any other document, shall be construed as a reference to this Loan Agreement, that document or a provision of that document as in force for the time being and as amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Loan Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Lender;

(m)	“other” and “otherwise” are not to be construed ejusdem generis with any foregoing words where a wider construction is possible and “include” and “including”, “in particular”, “for example” or any similar expression are to be construed as being by way of illustration or emphasis only and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

(n)	a document being in “agreed form” is a document which is previously agreed in writing by or on behalf of the Lender, if not so agreed, is in the form specified by the Lender;

(o)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; and

(p)	“$”, “USD” and “US Dollars” denote the lawful currency of the United States.

2.2	If a payment date in relation to any payment from the Borrower or any other Obligor under this Loan Agreement or the Security Documents falls on a day which is not a Business Day, the relevant payment date shall be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

2.3	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and any reference to an Event of Default being continuing is a reference to an Event of Default that has not been waived by the Lender.

2.4	The headings in this Loan Agreement are inserted for convenience only and do not form part of this Loan Agreement and do not affect its interpretation.

2.5	If there is any conflict between the provisions of this Loan Agreement and the provisions of any other Loan Document, the provisions of this Loan Agreement shall prevail.

2.6	Other than Kreos Capital VIII Aggregator SCSp and other Affiliates of the Lender, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Loan Agreement.

3	LOAN FACILITY

3.1	Lender’s Commitment

(a)	Subject to Clauses 3.4 and 3.5 below, the Lender shall and agrees hereby to make available to the Borrower the Total Loan Facility under the terms of this Loan Agreement, to be drawn down as set forth in the Loan Facility Terms and in accordance with Clause 3.2.

(b)	The Lender shall not be under any commitment to advance the Loan (or any part thereof) after the Expiry Date or upon the earlier termination of the Loan Facility in accordance with Clause 3.4 or on dates other than those specified in the Loan Facility Terms.

(c)	The unutilised portion (if any) of the Loan Facility shall be cancelled after the expiry of the final period for Drawdown as set forth in the Loan Facility Terms, whereupon the Total Loan Facility shall be reduced accordingly.

(d)	In granting the Loan Facility, the Lender is relying on the representations and warranties contained in Clause 7.

(e)	Each Drawdown made under the Loan Facility shall be secured by the Security Documents.

3.2	Date of Advance(s) of the Loan

(a)	Subject to Clauses 3.1(b) and (b), (and subject to the satisfaction of the relevant conditions set forth in Clauses 3.4 and 3.5), each Tranche shall be advanced and made available to the Borrower within [***] days from receipt by the Lender of an executed Drawdown Notice (or such shorter period as the Lender may agree in writing). Each Drawdown Notice under (i) Tranche A must be received by the Lender [***]Business Days prior to the end of the relevant Expiry Date and (ii) Tranche B, Tranche C or Tranche D must be received by the Lender [***] days prior to the end of the relevant Expiry Date (or such shorter period as the Lender my agree in writing (including by email)). No more than one Drawdown Notice may be served in respect of each Tranche. Once a Drawdown Notice has been delivered to the Lender, it is irrevocable. Each Tranche requested to be advanced pursuant to a Drawdown Notice shall be in an amount equal to or greater than the Minimum Drawdown Amount.

(b)	If the Drawdown Date falls on a day which is not a Business Day, the Lender shall only be obligated to pay the relevant Tranche to the Borrower on the next Business Day in that calendar month. Where there is no next Business Day in that calendar month, the Lender shall only be obligated to pay the relevant Tranche to the Borrower on the first Business Day of the next calendar month.

3.3	Method of Disbursement

(a)	The payment by the Lender to the Drawdown Account, or to such other bank account as is agreed in writing between the Lender and the Borrower, shall constitute the making of the Loan (or the relevant part thereof) and the Borrower shall thereupon become indebted, as principal and direct obligor, to the Lender in an amount equal to the Loan (or the relevant part thereof) and all interest thereon and other payments due in connection therewith under this Loan Agreement.

(b)	Any delay or failure by the Lender to fund any loan as a result of a disruption not under the Lender’s control, including, without limitation, due to a cyber-attack, computer hacking or similar event shall not constitute a breach by the Lender of its obligations under this Loan Agreement.

3.4	Termination or Modification of Funding Commitment

(a)	The Lender’s commitment to advance each Tranche of the Loan in accordance with the terms of this Loan Agreement is limited in aggregate to the amount of the Total Loan Facility; provided, however, that the Lender, acting in its sole discretion, may terminate or modify its funding commitment pursuant to this Loan Agreement at any time if, in the opinion of the Lender:

(b)	any event or circumstance occurs which has caused or is reasonably likely to cause a Material Adverse Change;

(c)	either the Borrower, an Obligor or any other Group Company or any of their respective shareholders (or any ultimate beneficial owner thereof) is or becomes a Sanctioned Person;

(d)	[reserved];

(e)	there is any material deviation by the Borrower from its business plan (as it may have been supplemented in writing with the prior consent of the Lender) presented to the Lender prior to the date of this Loan Agreement; and/or

(f)	on either the date of the Drawdown Notice or at any time up to and including the Drawdown Date:

(i)	a Default has occurred and is continuing or would result from the borrowing to be made pursuant to the Drawdown Notice; or

(ii)	the Borrower’s representations and warranties in Clause 7 or those which are set out in any Security Document would not be true in all material respects (or where qualified by materiality), true in all respects, if repeated on each of those dates with reference to the circumstances then existing.

3.5	Conditions Precedent requirements relative to the Advance of the Loan

(a)	Subject to Clause 3.6, the Borrower may not deliver a Drawdown Notice unless the Lender has received, to its satisfaction, the following documents and other evidence on the date of this Loan Agreement or prior to the first Drawdown Date (as the Lender may require):

(i)	the provision of a copy of the resolutions of each Obligor’s board of directors authorising the transactions contemplated by the Loan Documents and the entry into the Loan Documents and associated documents, including but not limited to, the Security Documents and the Warrant Instrument and the issuance of the maximum number of Conversion Shares that may be required to be issued upon Conversion as rights to subscribe for shares, exercisable in accordance with the Loan Agreement and a copy of the Shareholder Approval;

(ii)	the provision of copies of the Certificate of Incorporation and the Memorandum and Articles of Association of each Obligor;

(iii)	all necessary consents of shareholders, warrant holders, and other third parties (including landlords) with respect to the entering into of the Loan Documents and associated documents, including but not limited to, any Security Documents, have been obtained;

(iv)	the provision of a certificate of a director of the Borrower: (i) confirming that the borrowing of the Loan Facility in full, and any guarantee or security provided for the Loan Facility, would not cause any borrowing or other limit binding on the Borrower to be exceeded; (ii) confirming that each copy document delivered under this Clause 3.5 is a true and up to date copy; and (iii) providing a sample of the signature of each person authorised by the resolutions referred to in paragraph (i);

(v)	the relevant Parties having executed and delivered to the Lender each of the Security Documents, the Warrant Certificate, the Subordination Agreement, this Loan Agreement and each security notice required to be sent or other documents to be delivered (including share certificates and stock transfer forms where relevant) under the Initial Security and Guarantee Documents;

(vi)	the Borrower’s compliance with Clauses 10.1 and 10.3(a)(i);

(vii)	evidence of the Borrower’s compliance with Clause 12.2(c);

(viii)	delivery to the Lender of the financial model and forecasts for the Group as requested by the Lender;

(ix)	delivery to the Lender of the most recent management accounts of the Group;

(x)	the provision of copies of any policies of insurance maintained by the Borrower or any other Obligor in respect of the Charged Assets including such insurances as are required pursuant to and complying in all respects with the requirements of Clause 12;

(xi)	a group structure chart setting out the name and company number of each Group Company;

(xii)	a copy of the Warrant Instrument and Warrant Certificate (required to be delivered under paragraph (b) below) in the agreed form;

(xiii)	a copy of the Merger Agreement;

(xiv)	all documents, confirmations and evidence required by the Lender to satisfy its “know your customer” requirements or similar identification checks in order to meet its obligations under applicable money laundering, or similar, laws and regulations;

(xv)	any such other documentation in form and substance satisfactory to the Lender as the Lender may request; and

(xvi)	confirmation from the Borrower that the Charged Assets are free and clear of all Security Interests whatsoever other than Permitted Security Interests.

(b)	The Borrower shall on the first Drawdown Date under this Loan Agreement:

(i)	deliver to Kreos Capital VIII Aggregator SCSp a duly executed Warrant Instrument; and

(ii)	deliver to Kreos Capital VIII Aggregator SCSp a duly executed Warrant Certificate to be issued in accordance with the terms of the Warrant Instrument.

3.6	Waiver Possibility

If the Lender advances all or any part of the Loan to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 3.5 (which the Lender has no obligation to do) the Borrower shall satisfy or procure the satisfaction of such condition or conditions which have not been satisfied within [***] Business Days of the Drawdown Date for the first Tranche (or within such longer period as the Lender may agree or specify in writing), provided, that the Lender at its discretion may waive the satisfaction of any condition, in whole or in part and with or without conditions, without prejudicing the Lender’s right to require subsequent fulfilment of such conditions.

3.7	Use of Funds and Charged Assets

(a)	Unless the Lender shall otherwise agree in writing, the Borrower shall use the Loan solely for the purpose of general working capital. The Lender shall not be under any obligation to concern itself with the application of the Loan.

(b)	The Charged Assets charged to the Lender pursuant to the Security Documents shall form security for all monies and obligations owed to the Lender by the Borrower or any other Obligor pursuant to this Loan Agreement or otherwise.

3.8	Obligor’s Agent

(a)	Each Obligor (other than the Borrower) by its execution of this Loan Agreement irrevocably appoints the Borrower (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Loan Documents and irrevocably authorises:

(i)	the Borrower on its behalf to supply all information concerning itself contemplated by the Loan Agreement to the Lender and give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	the Lender to give any notice, demand or other communication to that Obligor pursuant to the Loan Documents to the Borrower in its capacity as Obligor’s Agent,

and in each case that Obligor shall be bound as though that Obligor itself had given the notices and instructions (including, without limitation, any Drawdown Notices) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Each act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligor’s Agent or given to the Obligor’s Agent under any Loan Documents on behalf of another Obligor or in connection with any Loan Documents (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor) as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligor’s Agent and any other Obligor, those of the Obligor’s Agent shall prevail.

4	TERM

4.1	Subject to Clause 16.1, this Loan Agreement is effective when executed and dated by the Lender and the Borrower and shall continue until the later of (i) termination in accordance with its terms; and (ii) the date upon which the Borrower shall have indefeasibly performed and satisfied all its obligations (including making all payments) under this Loan Agreement and the Security Documents.

4.2	If the conditions set out in Clause 3.5 have not been satisfied within [***] days of the date of this Loan Agreement (except to the extent waived in writing by the Lender), the Lender shall in its sole discretion have the option to either terminate this Loan Agreement or extend the period in which such conditions must be satisfied.

5	REPAYMENT AND PREPAYMENT

5.1	Repayments and Interim Payment

(a)	The Borrower shall repay principal in advance (and interest in accordance with Clause 6.1) in respect of each Tranche on each Monthly Repayment Date in the amounts specified in the repayment schedule issued by the Lender prior to the relevant Drawdown Date and attached to the relevant Drawdown Notice as may be revised from time to time by the Lender in accordance with Clause (d) (the “Repayment Schedule”), provided that (and subject to Clauses (c) to (f)) all payments in relation to each Tranche shall comprise interest only for the Interest Only Period, and thereafter shall comprise 24 equal Monthly payments of principal and interest, or if the Extension Condition is met, 18 equal Monthly payments of principal and interest.

(b)	The Interest Only Period shall be set as the first 18 Months after the relevant Drawdown Date (“Initial IO Period”), provided that such period may be extended for a further six Months if, prior to the end of the Initial IO Period, the Borrower has provided written confirmation to the Lender (in form and substance satisfactory to the Lender) confirming that the Extension Condition has been satisfied.

(c)	All payments that the Borrower makes under this Loan Agreement shall be made in full, without any deduction, set-off or counterclaim and in immediately available cleared funds on the due date to an account which the Lender may specify to the Borrower for this purpose.

(d)	The Lender shall have the right to issue a revised Repayment Schedule from time to time (i) as may be agreed in writing by the Lender and the Borrower; or (ii) if the Lender, in its sole discretion, considers it necessary in order to correct an error.

(e)	Subject to Clause (f), each payment received by the Lender in respect of any Tranche shall be applied as follows:

(i)	first, to discharge all outstanding fees, costs and expenses of or due to the Lender in respect of such Tranche;

(ii)	secondly, to discharge all accrued interest in respect of such Tranche; and

(iii)	thirdly, to reduce the outstanding principal balance of such Tranche.

(f)	The Lender may in its discretion apply any payment received or recovered from any Obligor to discharge any Unpaid Sum in respect of any Tranche.

(g)	Any amount repaid or prepaid may not be redrawn.

(h)	If the Drawdown Date is not a Monthly Repayment Date, the Borrower shall pay to the Lender, on the Drawdown Date (by way of deduction by the Lender of the amount of the Tranche actually advanced to the Borrower), the Interim Payment which for the Convertible Debt shall be capitalised and added to the principal amount of the Convertible Debt.

5.2	Currency of Payments

Repayment of the Loan and payment of all other amounts owed to the Lender will be paid in the currency in which each Tranche has been provided (the “Contractual Currency”), i.e. in USD, unless otherwise agreed by the Parties in writing. The Borrower shall bear the cost in the event of and in respect of any conversion by the Lender of an amount received by it in any currency other than the Contractual Currency.

5.3	Advance Payment

On each Drawdown Date with respect to each Tranche of the Term Debt, the Borrower shall pay to the Lender (by way of deduction by the Lender from the amount of the Tranche advanced to the Borrower) the advance payment as set forth under the heading Loan Facility Terms at the beginning of this Loan Agreement with respect to the applicable Tranche (the “Advance Payment”) which shall be held by the Lender as security for and applied in or towards the repayment amount (comprising principal and interest) for the last Month of the Loan Term of that particular Tranche unless a notice under Clause 9.2(b) has been served, in which case the Advance Payment shall be applied, at the discretion of the Lender, in accordance with Clause 5.1(e).

5.4	Prepayments

The Borrower shall be entitled (unless the Lender agrees otherwise) to prepay the Loan, in whole but not in part, subject to the following conditions:

(a)	the Borrower shall submit to the Lender an irrevocable written request to prepay the Loan, at least thirty (30) Business Days in advance, indicating the amount to be prepaid and the date of the proposed prepayment and confirming that it is not participating in any ongoing discussions in respect of any potential transaction or series of transactions that, if consummated, would result in a Change of Control (such representation to be repeated on the proposed prepayment date), provided that such prepayment shall be made on the last Business Day of a calendar month;

(b)	on the date of prepayment the Borrower shall pay the Lender an amount equal to, should the prepayment be made:

(i)	within (and including the date that is) twelve (12) Months of the Drawdown Date of the relevant Tranche, a fee equal to the aggregate of the monthly interest payments (including PIK Interest) scheduled still to be paid by the Borrower and/or capitalised (including interest on such amounts to be capitalised on each Monthly Repayment Date for each such Tranche (as is set out in the relevant Repayment Schedule(s) issued by the Lender)) for the period from the date of prepayment to the expiry of the Loan Term, in each case discounted to present value from the applicable Monthly Repayment Date to the date of prepayment at the rate of four (4) % per annum; and/or

(ii)	within thirteen (13) Months or more but less than twenty five (25) Months after the Drawdown Date of the relevant Tranche, a fee equal to four (4) % of the outstanding principal amount of each such Tranche (including all accrued and uncapitalised PIK Interest and all accrued and capitalised PIK Interest); and/or

(iii)	twenty five (25) Months or more but less than thirty seven (37) Months after the Drawdown Date of the relevant Tranche, a fee equal to three (3) % of the outstanding principal amount of each such Tranche (including all accrued and uncapitalised PIK Interest and all accrued and capitalised PIK Interest); and/or

(iv)	more than thirty seven (37) Months after the Drawdown Date of the relevant Tranche, a fee equal to two per cent. (2%) of the outstanding principal amount of each such Tranche (including all accrued and uncapitalised PIK Interest and all accrued and capitalised PIK Interest), in each case the relevant fee being by way of compensation for any loss of profit that otherwise would have accrued to the Lender if the Loan had not been prepaid;

(v)	all unpaid End of Loan Payments;

(vi)	all unpaid fees, costs and expenses; and

(vii)	all other sums payable by the Borrower to the Lender under the Loan Documents;

(c)	the Borrower shall be entitled to prepay the Convertible Debt in accordance with the above, provided that the Lender will have the option (in its absolute discretion) to convert the Convertible Debt into equity of the Borrower pursuant to Clause 13 prior to the proposed prepayment date; and

(d)	if the Borrower proposes to make a prepayment whilst it is participating in any ongoing discussions relating to any potential transaction or series of transactions that, if consummated, would result in a Change of Control, then any such prepayment may only be made with the prior written consent of the Lender.

5.5	Mandatory Prepayment – Change of Control

(a)	Subject to paragraph (b) below, upon the occurrence of a Change of Control the Loan:

(i)	all accrued interest and all other amounts accrued, owing or payable under the Loan Documents shall be due and payable simultaneously with the closing of the Change of Control transaction (the “Change of Control Prepayment Date”); and

(ii)	the Borrower shall pay the Lender an amount equal to the aggregate of the monthly interest payments (including PIK Interest) scheduled still to be paid by the Borrower and/or capitalised (including interest on such amounts to be capitalised) on each Monthly Repayment Date for each Tranche (as is set out in the relevant Repayment Schedule(s) issued by the Lender) for the period from the Change of Control Prepayment Date to the expiry of the relevant Loan Term by way of compensation for any loss of profit that otherwise would have accrued to the Lender if the Loan had not been prepaid.

(b)	Notwithstanding paragraph (a) above, following a Change of Control by a Pre-Agreed Restricted Purchaser, the Borrower may immediately inform the Lender that it will cancel and repay in full the Loan and all outstanding amounts, interest, fees and costs owing to the Lender under the Loan Documents pursuant to paragraph (a) above, provided that (A) all principal amounts as listed in paragraph (a)(i) above will be required to be paid in cash and (B) all other amounts listed in paragraph (a)(ii) above may either be paid in cash or by issuing or transferring shares in the Pre-Agreed Restricted Purchaser to the Lender for a value equivalent to all sums due and payable pursuant to paragraph (a)(ii) above (such value to be determined by the Lender (acting reasonably)) within [***] Business Days of the occurrence of a Change of Control triggered by the relevant Pre-Agreed Restricted Purchaser.

6	INTEREST

6.1	The Borrower shall pay, in advance, during the Interest Only Period and otherwise in arrears, all accrued and unpaid interest in respect of the principal amount of Term Debt under each Tranche outstanding on each Monthly Repayment Date.

6.2	Interest on the principal amount of the Term Debt under each Tranche from time to time shall accrue from day to day at a rate of 10.50 per cent. per annum (the “Cash Pay Interest Rate”), from the Drawdown Date until the repayment in full of the Loan. Interest on the Loan and each part thereof shall be paid on each Monthly Repayment Date in the Contractual Currency in the amounts to be specified in the Repayment Schedule.

6.3	Interest on the principal amount of the Convertible Debt shall accrue as PIK Interest at a day rate of 10.95 per cent. per annum (the “PIK Interest Rate”) from the Drawdown Date until the repayment, or conversion, in full of the Loan. All accrued and uncapitalised PIK Interest on the Convertible Debt shall in arrears be capitalised and added to the principal amount of each applicable Tranche on each Monthly Repayment Date so as to form part of the outstanding principal amount that Tranche and shall thereafter bear interest together with the rest of that Tranche in accordance with this Clause 6.3.

6.4	Time of payment of any sum due from the Borrower is of the essence under this Loan Agreement. If the Borrower fails to pay any sum to the Lender on its due date for payment, the Borrower shall pay to the Lender forthwith on demand, interest on such sum (compounded on a Monthly basis) from the due date to the date of actual payment (as well after as before judgment) at a rate equal to the Applicable Interest Rate plus five per cent. (5%) per annum shall immediately become due and payable by the Borrower to the Lender. If the Borrower fails to pay any sum within [***] Business Days after such sum is due and payable, the Borrower shall pay to the Lender forthwith on demand, a one-off late payment charge of three per cent. (3)% of such sum, to compensate the Lender for additional administrative expense, shall immediately become due and payable by the Borrower to the Lender.

7	REPRESENTATIONS AND WARRANTIES

7.1	Each Obligor warrants and represents to the Lender the following as at the date of this Loan Agreement:

(a)

(i)	in respect of the Borrower, it is an AIM-quoted company duly organised and validly existing under the laws of England and Wales and is resident for Tax purposes solely in the United Kingdom; and

(ii)	in respect of each Obligor other than the Borrower, it is a private limited company duly organised and validly existing under the laws of England and Wales and is resident for Tax purposes solely in the United Kingdom;

(b)	it has the corporate capacity, and has taken all corporate action and obtained all consents, including third party consents, necessary for it:

(i)	to execute the Loan Documents to which it is or is to be party;

(ii)	in respect of the Borrower, subject to receipt of the Shareholder Approval, to borrow under this Loan Agreement and to make all the payments contemplated by, and to comply with all its other obligations under the Loan Documents to which it is or is to be party; and

(iii)	to grant the Lender a first priority Security Interest in respect of the Charged Assets pursuant to the Security Documents to which it is or is to be party;

(c)	it has good, valid and marketable title to, or valid leases and licences of, and all appropriate authorisations to use, the assets necessary to carry on its business as it is being conducted;

(d)	subject to the Legal Reservations and, in the case of any Security Document, the Perfection Requirements, the Loan Documents to which it is or is to be party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Loan Documents):

(i)	constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(ii)	create legal, valid and binding security interests enforceable in accordance with their respective terms;

(e)	the execution and (where applicable) registration by it of the Loan Documents to which it is or is to be party and the performance of the transactions contemplated thereunder, and the borrowing by the Borrower of the Loan and its compliance with the Loan Documents to which it is or is to be party, subject to receipt of the Shareholder Approval, will not involve or lead to a contravention of:

(i)	any applicable law or other legal or regulatory requirement;

(ii)	its constitutional documents; or

(iii)	any contractual or other obligation or restriction which is binding on it or any of their assets;

(f)	the unsecured and unsubordinated payment obligations under the Loan Documents of the Borrower and each other Group Company rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally;

(g)	all consents, licences, approvals and authorisations required by it in connection with the entry into, performance, validity and subject to the Legal Reservations and, in the case of any Security Document, the Perfection Requirements, enforceability of the Loan Documents to which it is or is to be party have been or (upon execution thereof) shall have been obtained by the Drawdown Date and are (or upon execution thereof shall be) in full force and effect during the life of this Loan Agreement;

(h)	all authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect;

(i)	no corporate action, legal proceeding or other procedure or circumstance (including any creditors’ process) described in Clauses 9.1(g) to 9.1(h) has been taken, or to its knowledge, threatened in relation to a member of the Group;

(j)	it is not necessary under the laws of the each Obligor’s jurisdiction of incorporation that any Loan Documents be filed, recorded or enrolled with any court or other authority in the applicable jurisdiction of incorporation or that any stamp, registration or similar tax be paid on or in relation to any Loan Documents;

(k)	it is not required to make any deduction in respect of any Taxes from any payment it may make under any Loan Document to the Lender;

(l)	all financial and other information furnished by or on behalf of the Borrower in connection with the negotiation of the Loan Documents delivered to the Lender pursuant to the Loan Documents were true and accurate in all material respects when given, there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect and all projections and statements of belief and opinion given to the Lender were made in good faith after due and careful enquiry;

(m)	the Financial Statements were prepared in accordance with the Accounting Principles and consistently applied and fairly represent (in conjunction with the notes thereto) the financial condition of the Borrower as at the date to which they were drawn up and the results of the Borrower’s operations during the financial year then ended;

(n)	since publication of the Financial Statements, there has been no Material Adverse Change;

(o)	it has its centre of main interest (COMI) in the United Kingdom for the purposes of the EU Regulation on Insolvency Proceedings (Recast) (2015/848);

(p)	there is no litigation, action, proceeding, arbitration, investigation or claim pending or, so far as it is aware or ought reasonably to be aware, threatened in writing against it before any court or administrative agency which is reasonably likely to be adversely determined against it or a member of the Group and if so adversely determined, will or is reasonably likely to, result in a Material Adverse Change;

(q)	no judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Change has been made against it;

(r)	subject to the Permitted Security Interests, it owns with good and marketable title all the Charged Assets, free from all security interests and other interests and rights of every kind, and all the Charged Assets are in good operating condition and repair, and are adequate for the uses to which they are being put;

(s)	the Group has no Financial Indebtedness other than Permitted Financial Indebtedness;

(t)	the Group has not granted any security over its assets to any third party except for Permitted Security Interests;

(u)	no Event of Default and, on the date of this Loan Agreement and on the Drawdown Date, no Default is continuing or might reasonably be expected to result from the making of any Drawdown or from the entry into and performance of any transaction contemplated by a Loan Document;

(v)	no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which is reasonably likely to constitute a Material Adverse Change;

(w)	it has not breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Change;

(x)	no labour disputes are current or, to the best of its knowledge and belief (after having made due and careful enquiry) has been threatened in writing against it which has or is reasonably likely to have a Material Adverse Change;

(y)	it is the sole legal and beneficial owner of the Intellectual Property necessary for its business, except for: (i) non-exclusive licences granted to its customers in the ordinary course of business on arm’s length terms; and (ii) over-the-counter software that is commercially available to the public;

(z)	no material part of any Intellectual Property owned by the Borrower or a Group Company has been judged invalid or unenforceable, in whole or in part;

(aa)	neither the Borrower nor a Group Company, in carrying on its business, infringes any Intellectual Property of any third party in any respect which has caused, or is reasonably likely to cause, a Material Adverse Change;

(bb)	it has taken all formal or procedural actions (including payment of fees) as required to: (i) maintain its Intellectual Property; (ii) maintain the confidentiality of any source code; and (iii) to register any registrable Intellectual Property that is material to its business;

(cc)	it is not aware of any current, pending or threatened (in writing) challenge or objection by any third party to its use of any Intellectual Property, or the infringement of any of its Intellectual Property by any third party in each case where such challenge, objection or infringement has caused, or is reasonably likely to cause, a Material Adverse Change;

(dd)	any factual information provided to the Lender by the Borrower or any other Group Company is true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(ee)	none of the Borrower nor any member of the Group, any director, officer or employee of the Borrower nor any member of the Group, nor, to the knowledge of the Borrower, any agent, shareholder (or any ultimate beneficial owner thereof) or representative of the Borrower or any member of the Group, is or are a Sanctioned Person or currently the subject or target of any applicable Sanctions nor is, has been, or is engaged in any transaction, activity or conduct that has or could reasonably be expected to result in it or them being in breach of Sanctions or a Sanctioned Person, nor to its knowledge has any such person received written notice of any claim, action, suit, proceedings or investigation involving it with respect to applicable Sanctions;

(ff)	the Borrower, each Obligor and each other member of the Group and each of their respective directors, officers and employees, and, to their knowledge, each of the Borrower, each Obligor and the Group Companies’ respective agents and representatives, is and are and have conducted their business in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(gg)	none of the Borrower, each Obligor or member of the Group and their respective directors, officers and employees nor, to their knowledge, any of their respective agents or representatives is an individual or entity that is, or is owned or controlled by persons that are: (i) the subject or target of any Sanctions or Anti-Corruption Laws; or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Designated Jurisdictions;

(hh)	no loan, use of proceeds or transaction contemplated by this Loan Agreement will violate applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions;

(ii)	the Borrower, each Obligor and each other Group Company have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by the Borrower, each Obligor and each other Group Company and their respective directors, officers, employees, agents and representatives with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(jj)	the choice of English law as the governing law of this Loan Agreement will be recognised and enforced in its jurisdiction of incorporation;

(kk)	any judgment obtained in England in relation to a Loan Document will be recognised and enforced in its jurisdiction of incorporation;

(ll)	the Borrower, each Obligor and each other Group Company is in compliance in all material respects with the EU General Data Protection Regulation 2016/679, the Data Protection Act 2018 and any other analogous legislation in any applicable jurisdiction;

(mm)	subject to the Legal Reservations and Perfection Requirements, the Security Interests created under the Security Documents have or will have first ranking priority and are is not subject to any prior ranking or pari passu ranking Security Interests;

(nn)	the Merger Agreement has been entered into and the Borrower has not been made aware, and is not aware, of any of the conditions set forth in the Merger Agreement not being met by the relevant closing date, including but not limited to the Shareholder Approval and all applicable regulatory and other requirements;

(oo)	the Borrower has secured commitments of at least USD 38,000,000 pursuant to the Fundraising; and

(pp)	the Borrower has received a minimum aggregate net cash proceeds of £15,000,000 (or its USD equivalent) from the issuance of ordinary shares, American Depositary Shares or other equity securities of the Borrower (or instruments mandatorily convertible into the same), whether by way of the Fundraising, the Reverse Merger consideration shares or any subsequent qualifying equity issuance, excluding (for the avoidance of doubt), proceeds received from (i) the exercise of warrants issued to the Lender, (ii) milestone, royalty, licence or partnership income (including under the Genmab partnership), and (iii) grants or non-dilutive funding.

7.2	Each Obligor’s representations and warranties set out in this Loan Agreement shall survive the execution and dating of this Loan Agreement and the Repeating Representations shall be deemed to be repeated on each Drawdown Date and each Monthly Repayment Date with respect to the facts and circumstances then existing, as if made at such time.

8	UNDERTAKINGS

8.1	Each Obligor undertakes to the Lender to comply with the following provisions of this Clause 8 at all times during the Security Period, except as the Lender may otherwise agree in writing:

(a)	it shall (and shall procure that each member of the Group shall) comply in all respects with all laws, ordinances and regulations to which it/they may be subject, if failure so to comply has or is reasonably likely to cause a Material Adverse Change;

(b)	it shall not change its residence for Tax purposes;

(c)	[reserved];

(d)	it shall obtain, effect and keep effective all material permissions, licences, consents and permits which may from time to time be required: (i) in connection with the Charged Assets; and (ii) to conduct its business;

(e)	it shall (and shall procure that each member of the Group shall) comply with all Environmental Law in all material respects and implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(f)	it shall (and shall procure that each member of the Group shall) own only for its own account the Charged Assets free from all Security Interests, except for Permitted Security Interests;

(g)	it shall (and shall procure that each member of the Group shall) not sell, assign, transfer or otherwise dispose of the Charged Assets, any of its material assets or any share therein and shall [***] (and in any event within [***] Business Days) give notice to the Lender of any judicial process or encumbrance (other than any Permitted Security Interest or Permitted Disposal) affecting the Charged Assets;

(h)	it shall provide to the Lender, [***] upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which, if adversely determined, could reasonably be expected to constitute a Material Adverse Change;

(i)	it shall provide to the Lender, [***] upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group, and which could reasonably be expected to constitute a Material Adverse Change;

(j)	it shall provide to the Lender, [***], such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request;

(k)	the Borrower shall provide to the Lender (and if requested, each other Group Company shall provide to the Lender) with:

(i)	the following information by way of a monthly report:

(A)	details of any changes to the management/directors of any Group Company;

(B)	details of any Group Company incorporated or acquired or proposed to be incorporated or acquired on or after the date of this Loan Agreement; and

(C)	details of any material incidents relating to the environmental, social and corporate governance of the Group; and

(ii)	such other information (financial or otherwise) as the Lender may reasonably request from time to time concerning any Group Company and its affairs (including, without limitation, information concerning the Charged Assets, its assets from time to time, information on the environmental, social and corporate governance of the Group and any request for amplification or explanation of any item in the financial statements, budgets or other material provided by the Borrower under this Loan Agreement);

(l)	the Borrower shall provide to the Lender all documents, confirmations and evidence required by the Lender to satisfy its “know your customer” requirements or similar identification checks in order to meet its obligations from time to time under applicable money laundering, or similar, laws and regulations;

(m)	it shall provide the Lender with its monthly consolidated management accounts and any Group management accounts (each certified by a director) as fairly presenting the data reflected, at the earlier of: (i) thirty (30) calendar days of the end of each calendar month; or (ii) when such information is provided to any shareholder or investor in the Borrower (to include notification of the commencement of litigation by or against the Borrower) and, following an initial public offering or listing on a recognised stock exchange, the Borrower shall also provide copies of any announcement which is proposed to be made public by the Borrower (or any Group Company) concerning dividends, annual or interim financial positions and affairs of the Borrower (or any Group Company), and copies of any other documents required to be filed with applicable statutory or regulatory authorities or agencies in relation to the activities of the Borrower (or any Group Company);

(n)	the Borrower shall provide the Lender with its annual consolidated audited (if applicable) financial statements at the earlier of (i) provision of such statements to any shareholder or investor in the Borrower or (ii) within [***] calendar days of the end of each of its fiscal years including a statement of operations, balance sheet, statement of cash flows and shareholders’ equity, certified by a firm of chartered accountants of recognised national standing;

(o)	before the start of each financial year and in any event within [***] calendar days of their approval by the relevant board of directors of such Group Company, provide the Lender with a budget showing: (i) a projected consolidated balance sheet as of the end of each financial year; (ii) a projected profit and loss account; and (iii) a cash flow forecast for the forthcoming financial year (a “Budget”);

(p)	it shall provide the Lender with any revised version of a Budget previously provided to the Lender pursuant to Clause 8.1(m) within [***] calendar days of the approval by the relevant board of directors of the relevant Group Company of such revised Budget;

(q)	it shall provide the Lender with copies of all board packs, notices, minutes, consents and other material that it provides to its board of directors [***] following delivery of the same to the directors (provided that the same may be redacted to preserve legal privilege or to exclude any information which the board of directors of the Borrower determines (acting reasonably and in good faith): to contain: (i) any materials that are deemed to be confidential by the board with respect to the potential sale of the Group or a Group Company; (ii) where there is a conflict of interest between the Lender and the Group; (iii) which if disclosed would breach duties of confidentiality owed to third parties; and (iv) regarding any potential refinancing of the Loan) (each being a “Conflict Matter”) provided that, notwithstanding the foregoing, it keeps the Lender informed of any material discussions or process concerning a potential sale of the Group or a Group Company and shall notify the Lender [***] upon the receipt of any letter of intent, heads of terms, term sheet or similar document relating to such potential sale subject to applicable confidentiality obligations owed to such potential purchaser or other third party, provided that such notification must be made where consent has been obtained or the information can be shared on a non-confidential basis.

(r)	it shall provide the Lender all documents dispatched by the Borrower and each other Group Company to its shareholders, or its creditors generally at the same time as they are dispatched;

(s)	it shall grant the Lender, on reasonable notice and at a reasonable time, the right to have a representative meet with its managing director and finance director once each quarter throughout the Security Period to review and discuss the operating performance and financial condition of the Group. In addition, the Lender shall be entitled to have a representative attend all meetings of the Borrower’s (and each Group Company’s) board of directors and/or any committee thereof in a non-voting observer capacity. The Borrower agrees (and shall procure that each Group Company agrees) to give notice of all board and committee meetings to the Lender at the same time as to its directors and to facilitate attendance of the Lender’s representative at such board and/or committee meeting provided that the board of directors shall have the right to exclude such representative from any meeting (or any portion of such meeting (as applicable)) when the subject matter of the meeting is one which is a Conflict Matter and shall not be required to provide any record of such meeting (or part thereof (as applicable)) to the representative.

(t)	it shall maintain in force and [***] obtain or renew, and shall if requested in writing by the Lender [***] send certified copies to the Lender of, all consents required:

(i)	for the Borrower and each other Obligor to perform its obligations under the Loan Documents, as relevant;

(ii)	for the legality, validity, admissibility or enforceability of the Loan Documents; and

(iii)	for the Borrower and each other Obligor to continue to own the Charged Assets,

and it shall, comply with the terms of all such consents;

(u)	the Borrower shall notify the Lender as soon as it becomes aware of:

(i)	the occurrence of a Default; or

(ii)	any matter which indicates that a Default has occurred, may have occurred or is likely to occur,

and shall thereafter keep the Lender fully up to date with regards to steps being taken to remedy such Default;

(v)	it shall maintain adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice taking into account, inter alia, its (and any Group Company’s) financial position and nature of operations. All insurances must be with reputable independent insurance companies or underwriters;

(w)	the Borrower shall not (and shall ensure that no Group Company shall) incur or allow to remain outstanding any Financial Indebtedness, except Permitted Financial Indebtedness;

(x)	notwithstanding Clause 8.1(w), the Borrower shall not (and shall ensure that no Group Company shall) incur or allow to remain outstanding any Financial Indebtedness owing to any shareholder of a Group Company (excluding other Group Companies) or any persons or companies related to them, unless such Financial Indebtedness (i) is on terms (including interest, repayment and subordination) satisfactory to the Lender acting reasonably or (ii) constitutes Permitted Financial Indebtedness pursuant to paragraph (d) of that definition.

(y)	the Borrower shall not (and shall ensure that no other Group Company shall) create or permit to subsist any Security Interest over any of its assets other than Permitted Security Interests;

(z)	the Borrower shall not (and shall ensure that no other Group Company shall):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are leased to or intended to be re-acquired by any Group Company;

(ii)	sell, transfer or otherwise dispose of any of its receivables;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, other than Permitted Security Interests;

(aa)	the Borrower shall not (and shall ensure that no other Group Company shall):

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay any management, advisory or other fee to or to the order of any of shareholders; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so, other than repurchases of stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default is not continuing at the time of any such repurchase or would occur as a result of such repurchase, provided that the aggregate amount of all such repurchases does not exceed $[***] (or its equivalent in other currencies) in any case per financial year (for the avoidance of doubt, this paragraph (iv) shall not prevent the conversion of any convertible securities into shares of a member of the Group to the extent expressly permitted under this Loan Agreement), without the prior written consent of the Lender;

(bb)	the Borrower shall be responsible for all costs associated with the Charged Assets including all tax assessments, insurance premiums, operating costs and repair and maintenance costs as well as any fees associated with registering of any Security Interest granted in connection with this Loan;

(cc)	the Borrower shall at the request of the Lender from time to time (and shall procure that each Group Company shall) [***] execute and deliver such further documents creating Security Interests in favour of the Lender over such assets of the relevant Group Company and in such form as the Lender may require in its discretion from time to time to: (i) secure all monies, obligations and liabilities of the Borrower and/or any Group Company to the Lender; (ii) facilitate the realisation of the Charged Assets; and/or (iii) exercise the powers conferred on the Lender or a receiver or administrator appointed under any Security Document, from time to time;

(dd)	the Borrower shall not (and shall procure that each Group Company shall not) by one or a series of transactions, whether related or not and whether at one time or over a period of time, sell, lease, convey, transfer, assign, licence or otherwise dispose of or deal with all or any material part of its property, assets or undertaking, including (but not limited to) by any form of sale and leaseback, invoice discounting or factoring unless such sale, lease, conveyance, transfer, assignment, licence or other disposal is a Permitted Disposal;

(ee)	the Borrower shall not (and shall procure that no other Group Company shall), enter into any amalgamation, demerger, merger or corporate reconstruction (other than any sale, lease, transfer or other disposal permitted pursuant to Clauses 8.1(y) or 8.1(cc) or pursuant to the Reverse Merger);

(ff)	the Borrower shall not (and shall procure that each Group Company shall not) carry on any trade or business with a company or acquire any assets, shares or equipment, other than in the normal course of business and upon an arm’s length basis except for any Permitted Investment or Permitted Acquisition;

(gg)	the Borrower shall (and shall procure that each Group Company shall) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business;

(hh)	the Borrower shall not (and shall procure that no other Group Company shall) be a creditor in respect of any Financial Indebtedness and shall not incur or allow to remain outstanding any guarantee in respect of any obligation of any person except for any Permitted Loan or Permitted Guarantee;

(ii)	the Borrower shall (and it shall procure each Group Company shall):

(i)	preserve and maintain the subsistence and validity of all Intellectual Property necessary for its business;

(ii)	use reasonable endeavours to prevent, and take action against, any infringement in any material respect of the Intellectual Property necessary for its business;

(iii)	use commercially reasonable endeavours to prosecute and maintain all applications and registrations in place in respect of the Intellectual Property which it has now or makes hereinafter and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in such Intellectual Property unless a director of the Borrower certifies such Intellectual Property is either (i) immaterial or (ii) no longer required in the ordinary course of the Group’s business;

(iv)	not use or permit the Intellectual Property necessary for its business to be used in a way or take any step or omit to take any step in respect of such Intellectual Property which may materially and adversely affect the existence or value of such Intellectual Property or imperil the right of the Group to use such Intellectual Property; and

(v)	not discontinue the use of such Intellectual Property, unless a director of the Borrower certifies such Intellectual Property is either (i) immaterial or (ii) no longer required in the ordinary course of the Group’s business;

(jj)	the Borrower shall not (and shall procure that each Group Company shall not) fund (by way of equity subscription or otherwise) and/or transfer (by way of intra-company loan or otherwise) any cash proceeds or cash equivalents to any Group Company which has not granted a Security Interest to the Lender over all or substantially all of its assets, in an aggregate amount in respect of all such Group Companies exceeding $[***] (or its equivalent in other currencies) per financial quarter;

(kk)	the Borrower shall procure that:

(i)	any Group Company which has not granted a Security Interest to the Lender over all or substantially all of its assets shall not at any time in respect of all such Group Companies hold or otherwise be entitled to assets (including cash or cash equivalents) with an aggregate amount exceeding £[***] (or its equivalent in other currencies), and that in the event of a breach of this Clause 8.1(ff) the Borrower shall inform the Lender of such breach as soon as possible, and in any event within [***] Business Days of such breach occurring; and

(ii)	if after the date of this Loan Agreement, any Group Company which is not is not an Obligor has assets, revenue or profits in excess of £[***] (or its equivalent in other currencies), such Group Company shall become and Obligor and grant a Security Interest to the Lender over all or substantially all of its assets, in each case in form and substance satisfactory to the Lender;

(ll)	other than as a direct requirement of the Reverse Merger, the Borrower shall not (and shall procure that no other Group Company shall) incorporate or acquire any Affiliate or acquire a company or any shares or securities or acquire a business or undertaking without the prior written consent of the Lender such consent not to be unreasonably withheld or delayed (a “Permitted Acquisition”);

(mm)	the Borrower shall not (and shall ensure that no Group Company shall) enter into, invest in or acquire any shares, stocks, securities or other interest in any Joint Venture or transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing) without the prior written consent of the Lender such consent not to be unreasonably withheld or delayed;

(nn)	the Borrower shall (and shall procure that each Group Company shall) at all times comply with the requirements of all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(oo)	the Borrower shall (and shall procure that each Group Company shall) provide the Lender with any information regarding the Borrower and any other Group Company necessary for the Lender to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(pp)	the Borrower shall (and shall procure that each Group Company shall) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(qq)	the Borrower shall not (and shall procure that each Group Company shall not) be resident, located or incorporated in or operating from a Designated Jurisdiction;

(rr)	notwithstanding any other provision of this Loan Agreement, the Borrower shall not request any Loan, and the Borrower shall not use, and shall ensure that no Group Company, its or their respective directors, officers and employees, shall use, the proceeds of any Loan, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Designated Jurisdiction, or (iii) in any other manner that would or could reasonably be expected to result in the violation by any party of any applicable Sanctions, Anti-Corruption Laws or Anti Money Laundering Laws;

(ss)	the Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or the Group from that carried on at the date of this Loan Agreement, save to the extent such change is a direct result of the Reverse Merger;

(tt)	it shall: (i) implement and maintain at all times appropriate and adequate environmental, social and governance policies, procedures and best practices, including in relation to climate, diversity and inclusion, on the basis of good business practices for a company of the size of the Borrower and/or the relevant Group Company and taking account the nature of their operations and financial position; (ii) provide the Lender with a completed ESG questionnaire (in the form provided to it by the Lender) annually, by the deadline requested in such questionnaire; and (iii) [***] provide to the Lender such other information as the Lender may request from time to time (in the form required by the Lender) concerning the Borrower’s and/or any Group Company’s environmental, social and governance policies, procedures and best practices, so as to enable the Lender to be compliant with applicable laws, regulations and its reporting obligations;

(uu)	the Borrower shall not (and shall procure that each Group Company and its and their respective officers, employees, agents, directors and Affiliates shall not), to the best of its knowledge (acting with due care and enquiry) derive any of its revenue or profit from (i) the growth and/or manufacture of tobacco or tobacco products, (ii) the sex and/or adult entertainment industry, including prostitution and the production and/or sale of pornography, (iii) the extraction and/or production of oil or gas (i.e. upstream oil and gas activities); provided that, for the avoidance of doubt, (A) midstream or downstream oil and gas activities, and (B) the provision of services to businesses involved in the extraction and/or production of oil or gas (by providing, for example, transportation, storage, marketing, refining or processing services), shall not engage the foregoing restriction, (iv) the mining and/or extraction of thermal coal; provided that, for the avoidance of doubt, the provision of services to businesses involved in the mining and/or extraction of thermal coal (by providing, for example, transportation, storage, marketing or processing services), shall not engage the foregoing restriction, (v) food speculation, (vi) commercial logging operations, (vii) the fur industry, including farming, trading and/or manufacturing, (viii) cross-border trade in waste and waste products, (ix) hazardous chemicals, (x) distilled alcohol, (xi) conventional weapons or ammunition, or production of any key component thereof, (xii) nuclear, biological and chemical weapons, cluster bombs, landmines and uranium ammunition or any key component of any of the foregoing, (xiii) gambling companies or casinos, including online casinos and/or betting offices, (xiv) any cryptocurrencies that are intended to be used for online gambling or any other illegal online transactions, (xv) any business which impinges on lands owned, or claimed under adjudication, by indigenous people, (xvi) fossil fuel-based energy production and related activities, including electric power generation exceeding the Emissions Performance Standard Regulations 2015 and energy-intensive and/or high CO2-emitting industries, (xvii) electronic data programs or solutions which are intended to enable illegal entry into electronic data networks or to download electronic data, (xviii) human germline gene editing and/or somatic gene editing, and/or (xix) any products or projects involving testing on animals;

(vv)	it shall not (and shall use reasonable endeavours to procure its respective officers, employees and directors shall not), undertake any animal testing procedures or animal experimentation unless the Borrower or the relevant Group Company (i) has committed to the application of industry standard “three R-principles” with respect to such animal testing procedures or animal experimentation, (ii) use reasonable efforts to carry out any animal testing procedures or animal experimentation in accordance with EU- (as enacted into national laws) and/or US-regulations, (iii) use reasonable efforts to ensure that any Contract Research Organization or Clinical Research Organization outside of the EU is certified by the Association for Assessment and Accreditation of Laboratory Animal Care International or is adhering to the Association for Assessment and Accreditation of Laboratory Animal Care International guidelines or a comparable standard, and (iv) provides an annual report, if applicable, on its activities related to animal testing on endangered species or non-human primates containing all information reasonably requested by the Lender, including but not limited to sufficient detail as to why the testing on endangered species is considered necessary in the circumstances.

(ww)	the Borrower shall (and shall procure that each Group Company shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that (i) such payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and the costs required to contest them and reasonable details of which have been expressly notified to the Lender in writing, (iii) such payment can be lawfully withheld and (iv) failure to pay those Taxes has not and is not reasonably likely to cause, a Material Adverse Change;

(xx)	the Borrower shall not (and shall procure that each Group Company shall not) make (i) changes to its jurisdiction of residence for Tax purposes or (ii) enter into any “time to pay” or similar arrangement with HMRC or any other tax authority in an aggregate amount exceeding £[***] (or its equivalent in any other currency);

(yy)	[reserved];

(zz)	the Borrower shall not (and shall procure that no other Group Company shall) at any time be a Covered Foreign Person; and

(aaa)	the Borrower shall not (and shall procure that no other Group Company shall) at any time be a Banking Entity or a Broker Dealer Entity.

8.2	For the purposes of Clauses 8.1(j) and Clauses 8.1(l) – 8.1(q) (inclusive), the Borrower shall send a copy of the relevant information by email to the address specified in Clause 15.2(a)(ii). Nothing in Clause 8.1 shall require the Borrower to provide any documentation or information to the extent that doing so would be a breach of applicable law, regulation or stock exchange rules in the United Kingdom or the United States or require the Borrower to make a simultaneous announcement or filing in respect of such information in either jurisdiction.

8.3	Minimum Liquidity:

(a)	The Borrower undertakes, subject to paragraphs (b) and (c) below, that:

(i)	on and from the Closing Date until the Drawdown Date of Tranche B, it will ensure that its Liquidity is not less than $5,000,000; and

(ii)	on and from the Drawdown Date of Tranche B, it will ensure that its Liquidity is not less than $9,000,000,

at all times (the “Minimum Liquidity Amount”).

(b)	Subject to paragraph (c) below, if the Specialist Investor Condition has been satisfied (notwithstanding whether the Drawdown Date of Tranche D has occurred), the Minimum Liquidity Amount shall be $4,000,000.

(c)	If the Borrower fails to achieve registration enabling topline Phase III data for iSCIB1+, the applicable Minimum Liquidity Amount shall be increased to the higher of:

(i)	the Borrower’s trailing three-month Cash Burn;

(ii)	30% of the principal amount outstanding under the Loan (including all accrued and uncapitalised PIK Interest); and

(iii)	$9,000,000.

(d)	The Minimum Liquidity Amount shall be held in one or more bank accounts of the Borrower over which the Lender holds first-ranking security.

9	EVENTS OF DEFAULT

9.1	An Event of Default occurs if:

(a)	the conditions set out in Clause 3.5 (except to the extent waived in writing by the Lender) are not satisfied within [***] days of the date of this Loan Agreement unless the period for satisfaction is extended in accordance with Clause 4.2;

(b)	any Obligor fails to pay when due and payable or (if so payable) on demand any sum payable under any Loan Document or under any document relating to the Loan Documents, unless the failure to pay is caused solely by:

(i)	an administrative error or technical problem and payment is made within [***] Business Days of its due date; or

(ii)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Loan Agreement and which disruption is not caused by, and is beyond the control of, any of the parties and such payment is made within [***] Business Days of its due date;

(c)	any other breach by any Obligor Company (as relevant) of any provision of any Loan Document or any document related to the Loan Documents occurs or the Borrower or any other Obligor does not comply with, perform or observe any other obligation accepted or undertaking given by it to the Lender, unless (i) the Lender (at its sole discretion) notifies the Borrower in writing that it is satisfied that the breach has not put any of the security for the Loan immediately at risk and that it considers that the breach is capable of remedy, or (ii) if such breach is capable of remedy, it is remedied within [***] Business Days of the earlier of (A) the relevant Obligor becoming aware of such breach and (B) or the Lender notifying the Borrower of such breach;

(d)	any representation, warranty or statement made by, or by an officer of, any Obligor in any Loan Document or in the Drawdown Notice or any other notice or document relating to any Loan Document is incorrect, untrue or misleading in any material respect when it is made or deemed repeated provided that, no Event of Default shall occur under this clause where the underlying facts or circumstances giving rise to such misrepresentation are capable of remedy and are remedied within [***] Business Days of the earlier of (A) the relevant Obligor becoming aware of such misrepresentation and (B) or the Lender notifying the Borrower of such misrepresentation;

(e)	Financial Indebtedness of any Group Company in an amount exceeding [***];

(f)	any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Group Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Group Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Group Company,

or any analogous procedure or step is taken in any jurisdiction, provided that this clause shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within [***] days of commencement;

(g)	any Group Company shall stop payment or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall be adjudicated or found insolvent;

(h)	any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of a Group Company;

(i)	the authority or ability of any Group Company to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to a Group Company or any of its assets;

(j)	other than as contemplated under the Reverse Merger, any Group Company ceases, threatens to cease, or suspends carrying on all or a material part of its business;

(k)	the auditors of the Borrower qualify the audited annual consolidated financial statements provided such qualifications relate to the going concern statement or is by reason of failure of the Borrower to provide information to its auditors or is otherwise adverse to the interests of the Lender under the Loan Documents;

(l)	any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started or threatened in writing, or any judgment or order of a court, arbitral body or agency is made, in relation to the Loan Documents or the transactions contemplated by the Loan Documents or against any member of the Group or its assets which are reasonably likely to be adversely determined and, if so adversely determined, have, or has, or are, or is, reasonably likely to have a Material Adverse Change;

(m)	[reserved];

(n)	it becomes unlawful or impossible: (i) for the Borrower and/or any Group Company (as relevant) to discharge any liability under the Loan Documents or to comply with any other obligation which the Lender considers material under the Loan Documents; or (ii) for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by the Security Documents, or (iii) the Borrower or any other Group Company repudiates or rescinds a Loan Document, purports to repudiate or rescind a Loan Document or evidences an intention to repudiate or rescind a Loan Document;

(o)	subject to the Legal Reservations and in the case of the Security Documents, the Perfection Requirements, any provision of the Loan Documents proves to have been or becomes invalid or unenforceable, or a Security Interest created by the Security Documents proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest of a third party or any other third party claim or interest, provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may reasonably require, such event shall cease to constitute an Event of Default;

(p)	the security constituted by the Security Documents is in any way materially imperilled or in jeopardy provided however that if the Borrower and/or any Group Company proposes replacement security which the Lender accepts, and such replacement security is constituted in a manner acceptable to the Lender within such period of time as the Lender may require, such event shall cease to constitute an Event of Default;

(q)	any event or circumstance occurs which has caused or is reasonably likely to cause a Material Adverse Change;

(r)	any event of default (howsoever described) specified in the Security Documents shall occur; or

(s)	the Redmile Funds Conversion does not complete by Redmile Conversion Date.

9.2	Lender’s Rights

Subject to Clause 9.6 (Clean-Up Period), on or at any time following the occurrence of any Event of Default the Lender may:

(a)	serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Loan Agreement including (without limitation) the obligation to advance the Loan (or any part thereof) are terminated;

(b)	serve on the Borrower a notice stating that, the Loan, all interest and all other amounts accrued, owing or payable under the Loan Documents are immediately due and payable;

(c)	serve on the Borrower a notice stating that, the Loan, all interest and all other amounts accrued, owing or payable under the Loan Documents are due and payable on demand;

(d)	declare the Security Documents to be enforceable; and/or

(e)	take any other action which, as a result of the Event of Default or any notice served under Clauses (a) or (b) above, the Lender is entitled to take under the Security Documents or any applicable law.

9.3	End of Lender’s Obligations

On the service of a notice under Clause 9.2(a) and/or Clause 9.2(b), all the obligations of the Lender to the Borrower under this Loan Agreement shall terminate.

9.4	Acceleration

On the service of a notice under Clause 9.2(b), the following sums shall become immediately due and payable:

(a)	the outstanding principal amount of the Loan (including all accrued and capitalised PIK Interest);

(b)	all accrued and unpaid interest (including all accrued and uncapitalised PIK Interest);

(c)	in respect of each Tranche, the aggregate of the Monthly interest payments (including PIK Interest) scheduled still to be paid by the Borrower and/or capitalised (including interest on such amounts to be capitalised) on each Monthly Repayment Date (as is set out in the Repayment Schedule(s) issued by the Lender) for the period from the date of service of the notice under Clause 9.2(b) to the expiry of the relevant Loan Term by way of compensation for any loss of profit that otherwise would have accrued to the Lender if an Event of Default had not occurred;

(d)	all unpaid End of Loan Payments;

(e)	all unpaid fees, costs and expenses; and

(f)	all other sums payable by the Borrower to the Lender under the Loan Documents.

9.5	Waiver of Event of Default

The Lender, at its sole and absolute discretion, may waive any Default or Event of Default hereunder, prior to or after the event or events giving rise thereto, provided that such waiver may be effected only by written notice provided by the Lender to the Borrower to that effect (and subject further to Clause 16.3 below); it being understood and acknowledged, that if and so long as no notice of waiver of a Default or an Event of Default was so provided, such Default or Event of Default shall be deemed as having occurred and in effect for all purposes hereunder (subject to the Borrower’s right to remedy a Default).

9.6	Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

which occurs during the Clean-Up Period will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this Clause 9.6) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to Neuphoria Therapeutics Inc acquired pursuant to the Reserve Merger:

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Borrower; and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the end of that Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Lender).

10	FEES, EXPENSES AND TAXES

10.1	Transaction Fee

The Transaction Fee shall be paid by the Borrower to the Lender following receipt of the Shareholder Approval.

10.2	End of Loan Payments

The End of Loan Payment shall accrue on the amount of each Tranche and shall be payable in respect of each Tranche on the earlier of: (i) the date on which the Loan is prepaid or otherwise falls due for repayment in full; and (ii) the date on which the final payment by the Borrower in respect of the relevant Tranche is due for payment provided that no End of Loan Payment shall be due on the amount of Convertible Debt in the event of a Conversion.

10.3	Documentary Costs

(a)	The Borrower shall [***] pay to the Lender on the Lender’s demand, the reasonable legal expenses plus all applicable VAT and disbursements incurred by the Lender in connection with:

(i)	the negotiation, execution, preparation and perfection of the Loan Documents entered into on or around the date of this Loan Agreement and the transactions contemplated hereby and thereby;

(ii)	the negotiation, execution, preparation and perfection of Security Documents after the date of this Loan Agreement and the transactions contemplated thereby;

(iii)	any amendment or supplement to the Loan Documents, or any proposal for such an amendment to be made; and

(iv)	any consent or waiver by the Lender concerned under or in connection with the Loan Documents or any request by the Borrower for such a consent or waiver.

(b)	The Borrower shall [***] pay to the Lender on the Lender’s demand, the legal expenses plus applicable VAT (if any) and disbursements incurred by the Lender in connection with any step taken by the Lender with a view to the protection or enforcement of any right or Security Interest created by the Loan Documents.

10.4	Certain taxes and duties

(a)	The Borrower shall [***] pay any documentary, stamp or other equivalent Tax or duty payable on or by reference to the Loan Documents or any share warrant or local law equivalent, and shall, on the Lender’s demand, fully indemnify the Lender against any costs, losses, liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

(b)	Where the Borrower is required by the Loan Documents to pay, reimburse or indemnify the Lender for any fee, cost and expense, the Borrower, at the same time as it pays, reimburses or indemnifies (as the case may be) the Lender, shall also pay, reimburse or indemnify such part thereof as represents VAT, save to the extent that the Lender is entitled to a credit or repayment in respect of such VAT from the appropriate Tax authority.

(c)	All amounts expressed to be payable under a Loan Document by the Borrower to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to the Borrower under a Loan Document and the Lender is required to account to the relevant tax authority for the VAT, the Borrower must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT.

10.5	Liability for Taxes

(a)	The Borrower shall make all payments to be made by it without any Tax deduction, unless a Tax deduction is required by law. The Borrower shall [***] upon becoming aware that it must make a Tax deduction (or that there is any change in the rate or the basis of a Tax deduction) notify the Lender.

(b)	If the Borrower is required to make any Tax deduction by law from any payment due under the Loan Documents, the payment due from the Borrower shall be increased to an amount which (after making any Tax deduction) leaves an amount equal to the amount which would have been due for payment if no Tax deduction had been required.

(c)	If the Borrower is required to make a Tax deduction, the Borrower shall make that Tax deduction and any payment required in connection with that Tax deduction within the time allowed and in the minimum amount required by law.

(d)	Within [***] days of making either a Tax deduction or any payment required in connection with that Tax deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to it that the Tax deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.6	Illegality and Increased Costs

(a)	If it is or becomes contrary to any law or regulation for the Lender to make available the Loan Facility or to maintain its obligations to do so or fund the Loan, the Lender shall [***] notify the Borrower whereupon: (i) the Lender’s obligations to make the Loan Facility available shall be terminated; and (ii) the Borrower shall be obliged to prepay the Loan either: (a) forthwith; or (b) on a future specified date on or before the latest date permitted by the relevant law or regulation.

(b)	If the result of any change in (or in the interpretation, administration or application of), or to the generally accepted interpretation or application of, or the introduction of, any law or regulation is to subject the Lender to any Increased Cost, then: (i) the Lender shall notify the Borrower in writing of such event [***] upon its becoming aware of the same; and (ii) the Borrower shall on demand, made at any time whether or not the Loan has been repaid, pay to the Lender the amount of the Increased Costs which the Lender has suffered as a result.

11	INDEMNITIES

11.1	Indemnity for Non-Scheduled Payments

Without derogating from, and without prejudice to the Lender’s right under, Clause 10 above, the Borrower shall indemnify the Lender fully on its demand in respect of all expenses, liabilities and losses which are suffered or incurred by the Lender, as a result of or in connection with:

(a)	any Tranche not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	any failure (for whatever reason) by the Borrower to make payment of any amount due under the Loan Documents on the due date or, if so payable, on demand; or

(c)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 9.4, and in respect of any Taxes for which the Lender is liable or held liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under the Loan Documents.

11.2	The Borrower shall within [***] Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of funding, or making arrangements to fund, any portion of the Total Loan Facility which is not advanced by the Lender to the Borrower by the end of the Expiry Date, other than by reason of default or negligence by the Lender.

11.3	Third Party Claims Indemnity

The Borrower shall indemnify the Lender fully on its demand in respect of claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind, including without limitation legal fees and expenses which may be made or brought against, or incurred by, the Lender, in any country, in relation to:

(a)	any action lawfully taken, or omitted or neglected to be taken, under or in connection with the Loan Documents by the Lender or by any receiver appointed under the Security Documents after the occurrence of any Event of Default; and

(b)	any breach or inaccuracy of any of the representations and warranties contained in Clause 7 of this Loan Agreement or in the Security Documents or any breach of any undertaking contained in Clause 8 hereof or elsewhere in the Loan Documents.

12	RISK AND INSURANCE

12.1	All risk of loss, theft and damage of and to the Charged Assets from any cause whatsoever shall be the risk of the Borrower, and no such event shall relieve the Borrower of any obligation under a Drawdown Notice.

12.2	The Borrower shall:

(a)	bear all risk of loss of or damage to the Charged Assets whether insured against or not;

(b)	maintain with an insurance company approved by the Lender, in accordance with good and prudent practices of owners of such Charged Assets, fully comprehensive insurance under a standard form of “new for old” all risks policy including, third party, and business interruption for a 6 month period covering: (i) loss of or damage to, the Charged Assets and against such other risks as assets of the same type as the Charged Assets are normally (or when used in the manner or for the purposes for which the Charged Assets are to be used) insured, and the new replacement value of the Charged Assets; and (ii) all liability whatsoever (including liability of the Lender) to any third party whomsoever, including any employee, agent or sub-contractor of the Lender or of the Borrower who may suffer damage to or loss of property or death or personal injury, whether arising directly or indirectly from the Charged Assets or their use;

(c)	use reasonable endeavours following the Closing Date to procure that the Lender is additionally insured and that the interest of the Lender is noted under the policy and that the Lender is loss payee;

(d)	upon request produce to the Lender the policy and all premium receipts;

(e)	[***] notify the Lender of any event which may give rise to a claim under the policy and upon request irrevocably appoint the Lender to be its sole agent to negotiate agree or compromise such claim; and

(f)	upon request assign by way of security, or following the occurrence of an Event of Default, a complete assignment to the Lender the Borrower’s rights under such policy and irrevocably appoint the Lender to institute any necessary proceedings.

13	CONVERSION OF THE CONVERTIBLE DEBT

13.1	At any time after receipt of the Shareholder Approval, the Lender may elect to convert all or part of the outstanding principal amount of the Convertible Debt (including accrued and uncapitalised PIK Interest and capitalised PIK Interest), into shares (“Conversion Shares”) at the Conversion Price by delivering to the Borrower a notice in writing (duly signed on behalf of the Lender, substantially in the form as attached hereto in Schedule 4 (Form of Conversion Notice)) (“Conversion Notice”) specifying the exact amount to be converted into Conversion Shares (“Conversion Loan Amount”).

13.2	In the event that the Lender delivers a Conversion Notice, the Conversion Loan Amount shall become immediately due for the purpose of the set-off of the Conversion Loan Amount against the issue price for the Conversion Shares, which issue price will be equal to the Conversion Price, and the Borrower shall, issue the number of Conversion Shares to the Lender (or a nominee of the Lender (the “Nominee”)), as soon as reasonably practical, calculated in accordance with the following formula, whereby the relevant number of Conversion Shares shall be rounded down to the nearest whole number of Conversion Shares:

Number of Conversion Shares = B / C

where:

B is the Conversion Loan Amount, and

C is the Conversion Price.

13.3	The issuance of the Conversion Shares to the Lender or the Nominee will be effected by means of an issue by the Borrower to the Lender via the Borrower’s registrar, whereby the issue price (equal to the Conversion Price for each Conversion Share and in each case always at least equal to the nominal value of each Conversion Share) will be paid up by the Company setting off the Loan Conversion Amount against such issue price.

13.4	The Borrower shall ensure that, during the Loan Term, the directors of the Borrower have all necessary authorisations and disapplications of pre-emption rights (including under the Companies Act) to allot and issue the maximum number of Conversion Shares as that may be required upon Conversion.

13.5	The Borrower shall [***]:

(a)	apply for the admission to trading on AIM of such Conversion Shares and use all reasonable endeavours to procure that admission occurs as soon as possible and in any case within [***] calendar days following the issue of the Conversion Shares; and

(b)	obtain an official notice of issuance as soon as possible and in any case within [***] calendar days following the issue of the Conversion Shares.

13.6	The Conversion Shares shall:

(a)	be fully paid up, be of the same nature as the existing and outstanding shares of the Borrower, and will have the same rights and benefits as, and rank pari passu in all respects including as to entitlement to dividends and other distributions, with the existing and outstanding shares at the moment of their issue and will be entitled to dividends and other distributions in respect of which the relevant record date or due date falls on or after the date of their issue; and

(b)	be free from all claims, liens, charges, encumbrances, equities and third party rights including pre-emption rights (other than third party rights, including pre-emption rights, applying to all shares which arise by virtue of the provisions of the Articles or applicable law, and other than any claims, liens, charges, encumbrances, equities and third party rights of the Lender).

13.7	[Reserved].

13.8	The Borrower shall procure that all and any required corporate actions are duly taken, including a resolution of the Company’s board of directors contingent upon the execution of this Loan Agreement, resolving upon the issuance of the maximum number of Conversion Shares that may be required to be issued upon Conversion as rights to subscribe for shares, exercisable in accordance with this Loan Agreement, including the exclusion of pre-emption rights in accordance therewith, and timely instructions are duly given in order to effect the issuance of Conversion Shares.

13.9	Subject to and conditional upon the Borrower prepaying the Convertible Debt in accordance with Clause 5.4 and to receipt of the Shareholder Approval, the Borrower shall grant to the Lender a warrant pursuant to which the Lender shall be entitled to subscribe to shares at an aggregate subscription price equal to the Convertible Debt prepaid at the same price as the Conversion Price to be paid by the Lender to the Borrower upon exercise of such warrants in accordance with the warrant terms, such warrant right being satisfactory in form and substance to the Lender (including, without limitation, that the warrant may be exercised at any time up to and including the date on which the Convertible Debt would have otherwise expired).

14	RELEASE OF SECURITY

Subject to the terms of this Loan Agreement and the Security Documents (including the making of all payments hereunder and thereunder, including the final End of Loan Payment and expiry of the Security Period), the Lender shall take appropriate action, at the cost of the Borrower, to release the Security Interest over the Charged Assets.

15	NOTICES

15.1	Any notice, demand or other communication (“Notice”) to be given by any Party under, or in connection with, this Loan Agreement shall be in writing and signed by or on behalf of the Party giving it. Any Notice shall be served by sending it by email to the address set out in Clause 15.2, or delivering it by hand or by pre-paid first class post to the address set out in Clause 15.2 and in each case marked for the attention of the relevant Party set out in Clause 15.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 15). Any Notice so served by email, post or hand shall be deemed to have been duly given or made as follows:

(a)	if sent by email, at the time of transmission; or

(b)	in the case of delivery by hand, when delivered, or

(c)	in the case of delivery by first class post, on the second Business Day after posting,

provided that in each case where delivery by hand occurs after 5pm on a Business Day (local time in the place of receipt) or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day (local time in the place of receipt).

References to time in this Clause are to local time in the country of the addressee.

15.2	The addresses and email addresses of the Parties for the purpose of Clause 15 are as follows:

(a)	Lender:

(i)	General notice details

Address:	Kreos Capital VIII (UK) Ltd, c/o BlackRock Investment Management (UK) Limited – Private Debt-EMEA Venture & Growth Lending Group

12 Throgmorton Avenue, London EC2N 2DL

For the attention of: [***]

Email: [***]

with copies to:

Email: [***]

For the attention of: [***]

and:

The Office of the General Counsel (EMEA) (Legal Transactions Group)

Email: [***];

For the attention of: [***]

and:

Lender’s law firm: Hogan Lovells Cadwalader International LLP

Address:         Atlantic House, 50 Holborn Viaduct, London EC1A 2FG

For the attention of:      [***]

Email:                [***]

(ii)	Notice details for certain information undertakings (Clauses 8.1(j) and 8.1(l) – 8.1(p) (inclusive)):

For the attention of:        [***]

Email:               [***]

(b)	Borrower:

Address                         Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom

For the attention of:      [***]

Email:      [***]

15.3	A Party may notify the other Party to this Loan Agreement of a change to its name, relevant addressee, address or email address for the purposes of this Clause 15, provided that such notice shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

15.4	In proving service it shall be sufficient to prove that the envelope containing such notice was properly addressed and sent or delivered to the address shown thereon or that the email was sent.

16	GENERAL

16.1	All agreements, covenants, representations, warranties and indemnities given by the Borrower contained in this Loan Agreement or in the Drawdown Notices or other documents delivered pursuant hereto or in connection herewith and continuing, shall survive and remain binding following the execution and delivery of the Loan Agreement and/or the Drawdown Notice, and the confidentiality undertakings and indemnities given by the Borrower shall survive and remain binding following the expiration, cancellation or other termination of this Loan Agreement and/or the Drawdown Notice.

16.2	If the Borrower shall fail to perform any of its obligations under any Drawdown Notice duly and [***], the Lender may, at its option and at any time, perform the same without waiving any default on the part of the Borrower, or any of the Lender’s rights. The Borrower shall reimburse the Lender, within [***] Business Days after notice thereof is given to the Borrower, for all expenses and liabilities incurred by the Lender in the performance of the Borrower’s obligations.

16.3	No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy hereunder shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided in this Loan Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity. Waiver by the Lender of any default shall not constitute waiver of any other default.

16.4	The Lender may set off any matured obligation due from the Borrower or any other Obligor under the Loan Documents against any matured obligation owed by the Lender to that party, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.5	[Reserved].

16.6	The Borrower may not assign or transfer its rights, benefits or obligations under this Loan Agreement. The Lender shall have the right, in its sole discretion, to assign, sell, pledge, grant a Security Interest in or otherwise encumber its rights under the Loan Documents and/or one or more Drawdown Notices to any third party (an “Assignee”), and/or may act as an agent for any Assignee in accepting any Drawdown Notice save that unless an Event of Default has occurred and is continuing, the Lender shall not assign or transfer its rights, benefits and obligations under this Loan Agreement to (i) any Competitor or (ii) a Distressed Fund. The Borrower hereby irrevocably consents to any assignment, sale, pledge, grant of a security interest or any other disposal to an Assignee. The Borrower agrees that if it receives notice from the Lender that it is to make payments under this Loan Agreement and/or any Drawdown Notice to such Assignee rather than to the Lender, or that any of its other obligations under the relevant Drawdown Notice are to be owed to the named Assignee, the Borrower shall comply with any such notice. Subject to the foregoing, this Loan Agreement and each Drawdown Notice inures to the benefit of, and is binding upon, the successors and assigns of the Lender.

16.7	The Borrower, or an agent appointed by it, shall maintain a register (the “Register”) for the recordation of (i) the name and address of the Lender, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms thereof from time to time and (ii) any transfers. The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by the Borrower and the Lender at any reasonable time and from time to time upon reasonable prior notice. The obligations of the Borrower under this Loan Agreement are registered obligations and the right, title and interest of the Lender and its Assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Clause 16.7 shall be construed so that such obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

16.8	The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clauses 16.8 to 16.10, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

16.9	The Lender may disclose:

(a)	to any of its Affiliates and Related Funds, limited partners, investors and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person appointed by the Lender or by a person to whom Clause 16.9(a) or 16.9(b) applies to provide administration or settlement services (including sustainability service providers, valuation advisors, custodians and depositaries) in respect of one or more of the Loan Documents such Confidential Information as may be required to be disclosed to enable such service provider to provide services if the service provider to whom the Confidential Information is to be given has entered into a Loan Market Association form of confidentiality agreement or other form of confidentiality undertaking agreed between the Borrower and Lender; and

(c)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Loan Documents and/or the Obligors.

16.10	The Lender may additionally disclose to any person:

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under the Loan Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Loan Document and/or one or more Group Company and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(c)	appointed by the Lender or by a person to whom Clause 16.9(a) or 16.9(b) applies to receive communications, notices, information or documents delivered pursuant to the Loan Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in clause 16.9(a) or 16.9(b) or leverage providers;

(e)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	party to the Loan Documents; or

(h)	with the consent of the Borrower,

in each case, such Confidential Information as the Lender shall consider appropriate if: (i) in relation to Clauses 16.9(a) to 16.9(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information; (ii) in relation to Clause 16.10(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and (iii) in relation to Clauses 16.10(e) and 16.10(f), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances.

16.11	The Lender may disclose to any national or international numbering service provider appointed by it to provide identification numbering services in respect of this Loan Agreement, the Loans and/or one or more Group Company the following information:

(a)	the names, country of domicile and place of incorporation of the Group Companies;

(b)	the date of this Loan Agreement (and any amendment and restatement agreement);

(c)	the governing law and jurisdiction of this Loan Agreement;

(d)	the amount, currencies, types, ranking and term of the Loans;

(e)	changes to any of the information previously supplied pursuant to the above; and

(f)	such other information agreed between the Lender and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

16.12	The Parties acknowledge and agree that each identification number assigned to this Loan Agreement, the Loans and/or one or more Group Companies by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

16.13	[Reserved.]

16.14	The Borrower shall keep confidential the terms of this Loan Agreement except:

(a)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority or stock exchange; or

(b)	to the extent the relevant information is already in the public domain through no fault of the Borrower.

16.15	If, at any time, subject to the Legal Reservations, any provision herein is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.16	This Loan Agreement, together with the Security Documents, constitute the entire agreement between the Parties with respect to the subject matter hereof. This Loan Agreement may not be modified except in writing executed by the Lender and the Borrower. No supplier or agent of the Lender is authorised to bind the Lender or to waive or modify any term of this Loan Agreement.

16.17	In any litigation or arbitration proceedings arising out of or in connection with a Loan Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

16.18	Any certification or determination by the Lender of a rate or amount under any Loan Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

16.19	This Loan Agreement may be executed in counterparts (including facsimile and.pdf copies), each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.20	The words “execution”, “signed”, “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law.

16.21	This Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Loan Agreement (including a dispute relating to the existence, validity or termination of this Loan Agreement or any non-contractual obligation arising out of or in connection with this Loan Agreement) (a “Dispute”). The Parties to this Loan Agreement agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party to this Loan Agreement will argue to the contrary. This Clause 16.21 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

Schedule 1

FORM OF DRAWDOWN NOTICE

DRAWDOWN NOTICE

Drawdown

No. [●]

dated                                     2026

between

KREOS CAPITAL VIII (UK) LTD the (“Lender”)	Scancell Holdings Plc the (“Borrower”)

This Drawdown Notice forms a Schedule to a Loan Agreement between the Lender and the Borrower dated [●] 2026 (the “Loan Agreement”).

The Lender has granted the Borrower a loan facility pursuant to the terms and conditions set out in the Loan Agreement and attached Schedules.

Words and expressions in this Drawdown Notice shall have the same meanings as in the Loan Agreement.

PART 1

Loan Details

Total Loan Facility	[●]
Amount of Loan Facility to be drawn down pursuant to this Drawdown Notice	[●]
Loan Term

In relation to:

(i)    the Term Debt: the Interest Only Period followed by 24 Monthly payments, or if the Extension Condition is met in accordance with Clause 5.1(b), 18 Monthly payments, in each case, in equal instalments of principal and interest; and

(ii)    the Convertible Debt: 31 December 2030.

Bank Account Details for remittance of funds	[Include details of Drawdown Account.]
Drawdown Date (which shall be a date no later than the Expiry Date)	[●] 202[●]

Repayment Schedule – Please see Part 2

We confirm that:

(a)	the representations and warranties made by us in the Loan Agreement are true and accurate on the date of this Drawdown Notice as if made on such date;

(b)	no Default has occurred and is continuing or would result from the delivery of this Drawdown Notice; and

(c)	the Drawdown Conditions have been satisfied.

We confirm that we shall pay any charges or fees that the account bank may charge in connection with the remittance of funds.

This Drawdown Notice is irrevocable.

for and on behalf of

[●]

Authorised Signatory

Name

Dated [●] 202[●]

PART 2
Repayment Schedule

[To be provided by Lender prior to submission of relevant Drawdown Notice]

Schedule 2

THE OBLIGORS

Obligors	Registration number and jurisdiction
Scancell Holdings PLC	06564638, England and Wales
Scancell Limited	03234881 England and Wales

Schedule 3

INITIAL SECURITY AND GUARANTEE DOCUMENTS

Obligors	Description of Security Document
Scancell Holdings PLC	English law all asset debenture
Scancell Limited	English law all asset debenture

Schedule 4

FORM OF CONVERSION NOTICE

From: [                     ] (Lender)

To:    [        ] (Borrower)
          [***]

t 20tt

To whom it may concern,

We refer to the loan agreement dated [***] between, amongst others, the Borrower and the Lender, as amended, restated or supplemented from time to time (“Loan Agreement”).

Words and expressions which are defined in the Loan Agreement shall have the meanings attributed to them in the Loan Agreement when used in this letter unless otherwise defined or the context otherwise requires.

This letter is a Loan Document and is a Conversion Notice for the purposes of the Loan Agreement.

In accordance with Clause 13 (Conversion of the Convertible Debt) of the Loan Agreement, the Lender hereby gives notice that it hereby converts the principal amount of the Convertible Debt under the Loan Agreement with a principal amount of USD[***] into Conversion Shares and therefore hereby agrees to contribute to the Company the payable due by the Company for such amount pursuant to the Loan Agreement against the issuance and/or transfer of the relevant number of Conversion Shares, in accordance with Clause 13 (Conversion of the Convertible Debt) of the Loan Agreement.

The number of Conversion Shares to be issued and/or transferred to the Lender in accordance with Clause [***] of the Loan Agreement shall be [insert number of Conversion Shares calculated in accordance with Clause [***] of the Loan Agreement].

The Borrower shall issue and/or transfer the Conversion Shares in accordance with Clause [***] of the Loan Agreement by no later than the date falling [***] Business Days from the date hereof.

Clause 16.21 of the Loan Agreement shall apply to this Conversion Notice mutatis mutandis.

Yours faithfully,

For and on behalf of

[ Lender ]

The terms of this Conversion Notice are hereby acknowledged and agreed.

For and on behalf of [ ]

Duly executed by the Parties on the date first set out on the first page of this Loan Agreement.

BORROWER

For and on behalf of

Scancell Holdings plc

/s/ Phil Huillier
Authorised signatory

Name:	Phil Huillier
Title:	CEO

[BLK/Scancell – Loan Agreement Signature Page]

OBLIGORS

For and on behalf of

Scancell Holdings plc

/s/ Phil Huillier
Authorised signatory

Name:	Phil Huillier
Title:	CEO

[BLK/Scancell – Loan Agreement Signature Page]

For and on behalf of

Scancell limited

/s/ Phil Huillier
Authorised signatory

Name:	/s/ Phil Huillier

[BLK/Scancell – Loan Agreement Signature Page]

LENDER

Signed

For and on behalf of KREOS CAPITAL VIII (UK) LTD

By: BlackRock Investment Management (UK) Limited, its duly authorised attorney

By:	/s/ Sonia Benhamida
Name:	Sonia Benhamida

By:	/s/ Todd Spiers
Name:	Todd Spiers

[BLK/Scancell – Loan Agreement Signature Page]